Exhibit 10.1

EXECUTION VERSION

CREDIT AND GUARANTY AGREEMENT

dated as of

April 16, 2025

among

GRAN TIERRA ENERGY COLOMBIA GMBH,
as Borrower,

The Guarantors party hereto,

The Lenders party hereto from time to time,

GLAS USA LLC,
as Administrative Agent,

GLAS AMERICAS LLC,
as Collateral Agent,

and

JPMORGAN CHASE BANK, N.A.
as Calculation Agent

BANCOLOMBIA (PANAMÁ) S.A. and
JPMORGAN CHASE BANK, N.A.,
as Joint Bookrunners and Joint Lead Arrangers

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

SCHEDULES:

Schedule I – Commitments

Schedule II – Disclosed Matters

Schedule III – Existing Indebtedness

Schedule IV– Existing Liens

Schedule V – Existing Restrictions

Schedule VI – Hedging Requirement

EXHIBITS:

Exhibit A – Form of Assignment and Assumption

Exhibit B – Form of Borrowing Request

Exhibit C-1 – Form of Principal and Interest Note

Exhibit C-2 – Form of Other Amounts Note

Exhibit D– Form of Notice and Acknowledgment

Exhibit E – Form of Opinion of Gibson, Dunn & Crutcher LLP, New York Counsel to the Loan Parties

Exhibit F – Form of Opinion of Dentons Cardenas & Cardenas, Colombian Counsel to the Loan Parties

Exhibit G – Form of Opinion of Baker McKenzie Switzerland, Swiss Counsel to the Loan Parties

Exhibit H – Form of Officer’s Certificate

Exhibit I – Form of Compliance Certificate

Exhibit J – Form of Reserve Report Certificate

Exhibit K – Form of Subordination Agreement

Exhibit L – Form of Interest Election Request

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CREDIT AND GUARANTY AGREEMENT dated as of April 16, 2025 (this “Agreement”), among GRAN TIERRA ENERGY COLOMBIA GMBH, a limited liability company organized under the laws of Switzerland, with registration number CHE-494.670.463 and corporate seat in Luzern, Switzerland (registered address: Pilatusstrasse 41, 6003 Luzern), as borrower (the “Borrower”), each Person that is a signatory hereto under the caption “Guarantors” on the signature pages hereto (each a “Guarantor” and collectively, the “Guarantors”), each of the lenders that is a signatory hereto under the caption “Lenders” on the signature pages hereto and each other Person that becomes a Lender after the date hereof pursuant to Section 10.04 (each a “Lender”), GLAS USA LLC, as administrative agent for the Lenders (the “Administrative Agent”), GLAS AMERICAS LLC, as collateral agent for the Secured Parties (as defined below) (the “Collateral Agent”) and JPMorgan Chase Bank, N.A., as calculation agent for the Lenders (the “Calculation Agent”).

WHEREAS, the Borrower has requested the Lenders to make available to the Borrower certain Loans from time to time in aggregate principal amount up to, but not exceeding, US$75,000,000;

WHEREAS, each Guarantor has agreed to guarantee the obligations of the Borrower arising in connection with the Loans;

WHEREAS, the proceeds of the Loans are to be used in accordance with Section 5.08;

WHEREAS, the Loan Parties will grant to the Lenders a security interest in the Collateral as set forth in the Security Documents; and

WHEREAS, the Lenders are willing, on the terms and subject to the conditions set forth herein, to extend the Loans to the Borrower.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE 1
Definitions

Section 1.01 Defined Terms As used in this Agreement, the following terms have the meanings specified below:

“10 Non-Bank Rule” means the rule that the aggregate number of Lenders under this Agreement that are not Qualifying Banks must not at any time exceed ten (10), in each case in accordance with the meaning of the Swiss Guidelines or the applicable legislation or explanatory notes addressing the same issues that are in force at such time.

“20 Non-Bank Rule” means the rule that the aggregate number of Lenders other than Qualifying Banks, of a Swiss Borrower under all its outstanding debt relevant for classification as debenture (Kassenobligation) must not at any time exceed twenty (20), in each case in accordance with the meaning of the Swiss Guidelines or the applicable legislation or explanatory notes addressing the same issues that are in force at such time.

“ABR Loan” means a Loan that bears interest based on the Alternate Base Rate.

“Account Control Agreement” means that certain account control agreement, to be entered by the Borrower, GTOC, each in their capacity as debtors, the Collateral Agent and JPMorgan Chase Bank, N.A.- New York, as bank, which shall be in form and substance reasonably acceptable to the Arrangers, the Collateral Agent, the Borrower and GTOC.

“Acquisition” means an acquisition or investment in any property (including any Equity Interest in any other Person).

“Administrative Agent” means GLAS USA LLC (or any of its designated branch offices or affiliates), in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Fee Letter” means the fee letter dated as of April 16, 2025 among the Administrative Agent, the Collateral Agent and the Borrower.

“Agent-Related Person” has the meaning assigned to it in Section 10.03(d).

“Agents” means, collectively, (a) the Administrative Agent, (b) the Collateral Agent and (c) the Calculation Agent.

“Agreement” has the meaning specified in the preamble.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1.00%, and (c) the Term SOFR Rate for a one month tenor as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1.00%; provided that, for the purpose of this definition, the Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 6:00 a.m. New York time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.11 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.11(b), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Ancillary Document” has the meaning assigned to it in Section 10.06(b).

“ANH” means Agencia Nacional de Hidrocarburos.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Loan Party or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” has the meaning assigned to it in Section 3.23.

“Applicable Accounting Principles” means (a) with respect to Parent, GAAP, as in effect from time to time in the United States and as applicable to the Parent on a basis consistent with the financial statements of the Parent most recently delivered to Administrative Agent pursuant to Section 4.01(h) or Section 5.01, as the case may be and (b) with respect to any Loan Party, GAAP, as in effect from time to time in Switzerland and as applicable to such Loan Party on a basis consistent with the financial statements for such Loan Party most recently delivered to Administrative Agent pursuant to Section 4.01(h) or Section 5.01, as the case may be.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided that, in the case of Section 2.17 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means 4.50% per annum.

“Approved Electronic Platform” has the meaning assigned to it in Section 8.03(a).

“Arrangers” means Bancolombia (Panamá) S.A. and JPMorgan Chase Bank, N.A., each in their capacity as a Joint Bookrunner and a Joint Lead Arranger hereunder.

“Arrangers’ Fee Letter” means the fee letter dated as of October 9, 2024, among each Arranger and the Borrower.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04(a)), and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.

“Auditors” means BDO, KPMG or any other Big Four accounting firm as any Loan Party, in its sole discretion, appoints as its independent external auditor.

“Availability Period” means the period from and including the Closing Date to but excluding the earlier of (a) the date that falls one (1) month prior to the Maturity Date and (b) the date of termination of the Commitments.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.11(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States, Colombia, Switzerland or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark” means, the Term SOFR Rate; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to Term SOFR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.11.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined for the applicable Benchmark Replacement Date:

(a)           the Daily Simple SOFR; or

(b)           the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent (acting at the direction of the Required Lenders) and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (ii) the related Benchmark Replacement Adjustment;

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent (acting at the direction of the Required Lenders) and the Borrower for the applicable Corresponding Tenor giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(a)           in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)           in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(a)           a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)           a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)           a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.11 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.11.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Big Four” shall mean the independent public auditing firms doing business under the trade names Deloitte, PricewaterhouseCoopers, Ernst & Young and KPMG, and their respective Affiliates providing auditing services in the jurisdiction where the applicable Loan Party is located.

“Board of Directors” shall mean, with respect to any Person, the board of directors of such Person or any committee thereof duly authorized to act on behalf of the board of directors of such Person or similar governing body in the case of a non-incorporated Person.

“Borrower” has the meaning assigned to it in the preamble.

“Borrowing” means each borrowing of the Loans.

“Borrowing Base” means at any time an amount equal to the amount determined in accordance with Section 2.01(b). As of the Closing Date, the Borrowing Base is US$75,000,000.

“Borrowing Base Deficiency” means, as of any date, the amount, if any, by which the aggregate outstanding principal amount of the Loans as of such date exceeds the Borrowing Base in effect on such date.

“Borrowing Base Properties” shall mean the Oil and Gas Properties of the Loan Parties (other than any Oil and Gas Properties located in Ecuador) included in the Reserve Report delivered pursuant to Section 4.01(m) and thereafter in the Reserve Report most recently delivered to the Administrative Agent pursuant to this Agreement.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, which shall be substantially in the form of Exhibit B or any other form reasonably approved by the Administrative Agent (acting at the direction of the Required Lenders).

“Business Day” means, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City, Bogota, Colombia, Calgary, Canada and Panama City, Panama; provided that, in addition to the foregoing, a Business Day shall be any such day that is only a U.S. Government Securities Business Day in relation to Loans referencing the Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Term SOFR Rate or any other dealings of such Loans referencing the Term SOFR Rate.

“Calculation Agent” means initially and for as long as JP Morgan Chase Bank, N.A. or any of its Affiliates is a Lender JP Morgan Chase Bank, N.A. and thereafter, any successor thereto.

“Capital Lease Obligations” shall mean an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with Applicable Accounting Principles, and the amount of Parent Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with Applicable Accounting Principles; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” of any Person shall mean any and all shares, quotas, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Casualty Event” shall mean, with respect to any Collateral, (a) any damage to, destruction of, or other casualty or loss involving, any property or asset or (b) any seizure, condemnation, confiscation or taking under the power of eminent domain of, or any requisition of title or use of, or relating to, or any similar event, including nationalization, in respect of, any property or asset.

“Change in Control” means an event or series of events by which (or which results in):

(a)           (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 51% or more of the Equity Interests of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); (ii) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Parent by persons who were not (A) directors of the Parent on the date of this Agreement or appointed by the board of directors of the Parent or (B) appointed by directors so nominated or appointed;

(b)           the Parent shall for any reason cease to be, directly or indirectly, the holder of record and beneficial owner of at least 51% of the Equity Interest of the Borrower, GTEC CI or GTOC entitled to vote for members of the board of directors or equivalent governing body of the Borrower, GTEC CI or GTOC on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(c)           the Parent shall for any reason cease to Control the Borrower, GTEC CI or GTOC.

“Change in Law” means the occurrence after the date of this Agreement of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of Section 2.12(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning assigned to it in Section 10.14.

“Closing Date” means the date of this Agreement subject to the satisfaction (or waiver pursuant to Section 10.02) of each of the conditions specified in Section 4.01.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means the Liens created by or pursuant to, or purported to be created by or pursuant to, the Security Documents on the Property of the Loan Parties to secure, inter alia, all Obligations for the benefit of the Secured Parties, but excluding any Excluded Assets.

“Collateral Agent” means GLAS Americas LLC (or any of its designated branch offices or affiliates), in its capacity as collateral agent for the Secured Parties hereunder.

“Collection Account” means each collection account established and maintained in accordance with the Account Control Agreement.

“Collections” means all payments or other proceeds paid or to be received by (or on behalf of) any Loan Party in respect of any Marketing Agreement and any O&M Agreement.

“Colombia” means the Republic of Colombia.

“Colombian Insolvency Law” means Law 1116 of 2006 of Colombia, the provisions related to insolvency in Decree 1074 of 2015, as any such laws may be amended, amended and restated, supplemented or otherwise modified or replaced from time to time.

“Colombian Security Documents” means (a) the Pledge over E&P Agreements, (b) the Pledge over Marketing Agreements, (c) the Pledge over O&M Agreements, (d) the Pledge over GTEC’s Assets, and (e) the Pledge over GTOC’s Establishment.

“Commitment” means, with respect to each Lender, the amount set forth on Schedule I opposite such Lender’s name, or in the Assignment and Assumption or other documentation or record, pursuant to which such Lender shall have assumed its Commitment, as applicable, and giving effect to (a) any reduction in such amount from time to time pursuant to Section 2.06 and (b) any reduction or increase in such amount from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04(a). The total aggregate amount of all Lenders’ Commitments as of the Closing Date is US$75,000,000.

“Commitment Fee” has the meaning assigned to it in Section 2.09(a).

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or the Collateral Agent to any Lender by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” or “Consolidated Basis” means, with respect to any financial statements to be provided, or any financial calculation or determination to be made, under or for purposes of this Agreement or any other Loan Document, the method referred to in Section 1.05.

“Consolidated Adjusted EBITDA” shall mean, for any period, without duplication, the Consolidated Net Income for such period, plus the following, without duplication and to the extent deducted (and not added back) in calculating such Consolidated Net Income, if applicable for such period:

(a)           Consolidated Interest Expense, Net and consolidated financial costs;

(b)           Consolidated Income Tax Expense;

(c)           consolidated depletion, depreciation and accretion expense of the Parent and its Subsidiaries;

(d)           consolidated amortization expense or asset impairment charges of the Parent and its Subsidiaries;

(e)           other non-cash charges of the Parent and its Subsidiaries (including, without limitation, any non-cash compensation expenses, non-cash unrealized gains/losses on foreign exchange translation, commodity and foreign currency derivatives and investments, loss on extinguishment of Parent Indebtedness, doubtful account expense, gains/losses on sale or acquisition of Oil and Gas Properties or Capital Stock in Persons holding such properties, but excluding any non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation);

(f)           consolidated foreign exchange gains or losses;

(g)           consolidated exploration expense of the Parent and its Subsidiaries;

(h)           any expenses or charges related to any issuance of Capital Stock, making of any Investment, acquisition, disposition, recapitalization or the incurrence or repayment of Parent Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the Loans or any Credit Facilities, (ii) any amendment or other modification of the Loans or other Parent Indebtedness and (iii) any additional interest in respect of the Loans;

(i)           accretion of asset retirement obligations in accordance with FASB ASC 410-20 and under similar requirements for any other jurisdiction; plus

(j)           any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness, Hedging Obligations or other derivative instruments; and less,

(k)           to the extent included in calculating such Consolidated Net Income and in excess of any costs or expenses attributable thereto that were deducted (and not added back) in calculating such Consolidated Net Income, non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Adjusted EBITDA in any prior period).

Notwithstanding the preceding sentence, clauses (a) through (j) relating to amounts of a Subsidiary of the referent Person will be added to Consolidated Net Income to compute Consolidated Adjusted EBITDA of such Person only in the same proportion that the net income of such Subsidiary was included in calculating the Consolidated Net Income of such Person.

“Consolidated Income Tax Expense” shall mean, with respect to any period, the provision for federal, state, local and foreign income taxes (including state franchise taxes accounted for as income taxes in accordance with Applicable Accounting Principles) of the Parent and its Subsidiaries for such period as determined in accordance with Applicable Accounting Principles.

“Consolidated Interest Coverage Ratio” shall mean as of the last day of each fiscal quarter, (a) the Consolidated Adjusted EBITDA for the most recently ended period of four consecutive fiscal quarters for which financial statements of the Parent have been provided to the Administrative Agent pursuant to Section 5.01, divided by (b) the Consolidated Interest Expense, Net for such period.

“Consolidated Interest Expense, Net” shall mean, for any period and with respect to the Parent and its Subsidiaries, the aggregate amount of consolidated interest expense in respect of Parent Indebtedness, net of consolidated interest income, accrued (including, but not limited to, any amount thereof capitalized) of the Parent and its Subsidiaries during such period, as determined in accordance with Applicable Accounting Principles.

“Consolidated Net Debt to Consolidated Adjusted EBITDA Ratio” shall mean as of the last day of each fiscal quarter: (1)(i) Consolidated Total Indebtedness as of such date minus (ii) the cash and cash equivalents of the Parent and its Subsidiaries as of such date; divided by (2) Consolidated Adjusted EBITDA for the most recently ended period of four consecutive fiscal quarters for which financial statements of the Parent have been delivered to the Administrative Agent pursuant to Section 5.01.

“Consolidated Net Income” shall mean, for any period and with respect to the Parent, the consolidated net income (loss) of the Parent and its Subsidiaries for such period as determined in accordance with Applicable Accounting Principles; provided, however, that, without duplication:

(a)           any net after-tax extraordinary, nonrecurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses or charges, any severance expenses, relocation expenses, curtailments or modifications to pension and post-retirement employee benefit plans and any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternate uses and fees, in each case, shall be excluded;

(b)           the Consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(c)           any net after-tax gains or losses from disposed, abandoned, transferred, closed or discontinued operations or fixed assets and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations or fixed assets shall be excluded;

(d)           any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by management of the Parent) shall be excluded;

(e)           any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness, Hedging Obligations or other derivative instruments shall be excluded;

(f)            (i) the Consolidated Net Income for such period of any Person that is not a Subsidiary of such Person, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Subsidiary thereof in respect of such period and (ii) the Parent’s equity in the net loss of any such Person for such period shall be included to the extent such loss has been funded with cash from the Parent or a Subsidiary during such period;

(g)           any non-cash expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights shall be excluded;

(h)           any (i) non-cash compensation charges, (ii) costs and expenses after the Closing Date related to employment of terminated employees, or (iii) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Closing Date of officers, directors, managers and employees, in each case of such Person or any Subsidiary, shall be excluded;

(i)            (i) Consolidated Net Income shall be calculated without deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-wholly owned Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Subsidiary held by such third parties and (ii) any ordinary course dividend, distribution or other payment paid in cash and received from any Person in excess of amounts included in clause (f) shall be included;

(j)           Non-cash charges for deferred tax asset valuation allowances shall be excluded (except to the extent reversing a previously recognized increase to net income); and

(k)           all unrealized gains or losses in connection with Swap Contracts or other derivative instruments shall be excluded.

“Consolidated Total Indebtedness” shall mean, as of any date and with respect to the Parent, the consolidated Parent Indebtedness as of such date of the Parent and its Subsidiaries, other than Subordinated Obligations.

“Contractual Obligation” means, as to any Person, any indenture, agreement or other instrument binding upon such Person its Subsidiaries or its assets, or giving rise to a right thereunder to require any payment to be made by such Person.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Compliance Certificate” means certificate signed by a Financial Officer of the Borrower in substantially the form of Exhibit I.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following:

(a)           a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b)           a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c)           a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to such term in Section 10.18(a).

“Credit Facilities” shall mean one or more credit or debt facilities, commercial paper facilities or Debt Issuances, in each case with banks, investment banks, insurance companies, mutual funds, other institutional lenders or institutional investors providing for, among other things, revolving credit loans, term loans, term debt, debt securities, receivables financing (including through the sale of receivables to such lenders, other financiers or to special purpose entities formed to borrow from such lenders or other financiers against such receivables), letters of credit or letter of credit guarantees, bankers’ acceptances, other borrowings or Debt Issuances, in each case, as amended, supplemented, restated, modified, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified, in whole or in part, from time to time, and any agreements and related documents governing Parent Indebtedness or obligations incurred to refinance amounts then outstanding or permitted to be outstanding, whether or not with the original administrative agent, lenders, investment banks, insurance companies, mutual funds, other institutional lenders or institutional investors and whether provided under the original agreement, indenture or other documentation relating thereto.

“Current Disposition Borrowing Base Properties” has the meaning assigned to such term in Section 2.01(b)(vi).

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the Closing Date of such change in SOFR without notice to the Borrower.

“Debt Issuances” shall mean, with respect to the Parent or any Subsidiary of the Parent, one or more issuances after the Closing Date of Parent Indebtedness evidenced by notes, debentures, bonds or other similar securities or instruments.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, Switzerland and Colombia or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally, including the Colombian Insolvency Law and the Swiss Federal Debt Enforcement and Bankruptcy Act.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to any Secured Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Secured Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Secured Party, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations as of the date of certification) to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Secured Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule II.

“Disqualified Stock” shall mean, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event: (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise (except as a result of any change of control or asset sale) so long as any rights of the holders of such Capital Stock upon the change of control or asset sale shall be subject to the prior occurrence of Payment in Full; (b) is convertible or exchangeable or is redeemable at the option of the holder thereof for Parent Indebtedness or Disqualified Stock at the option of the holder thereof (except as a result of any change of control or asset sale) so long as any rights of the holders of such Capital Stock upon the change of control or asset sale shall be subject to the prior occurrence of Payment in Full, in whole or in part (but if in part only with respect to such amount that meets the criteria set forth in this definition), in each, on or prior to the date that is ninety-one (91) days after the earlier of the Maturity Date and Payment in Full.

“Disposed Borrowing Base Properties” has the meaning assigned to such term in Section 2.01(b)(vi).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a division or otherwise) of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollars”, “dollars” or “US$” refers to lawful money of the United States of America.

“E&P Agreements” means any and all agreements granting a Loan Party the right to explore and produce hydrocarbons, including but not limited to (a) hydrocarbon exploration and production agreements (contratos de exploración y producción de hidrocarburos) entered into with the ANH, Ecopetrol or any other counterparty, (b) association agreements (contratos de asociación) entered into with the ANH, Ecopetrol or any other counterparty; (c) agreements for the exploitation of hydrocarbons (convenios de explotación de hidrocarburos) entered into with the ANH, Ecopetrol or any other counterparty; (d) agreements for incremental production of hydrocarbons (contratos de producción incremental de hidrocarburos), and (e) joint operation agreements (contratos de operación conjunta), whether existing at the Closing Date or entered into by the applicable Loan Party thereafter.

“E&P Assets” means all the assets associated with the exploration and production of hydrocarbons, in connection with the E&P Agreements.

“Ecopetrol” means Ecopetrol S.A. or any of its Subsidiaries.

“Ecuador” means the Republic of Ecuador.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to (i) the environment, (ii) preservation or reclamation of natural resources, (iii) the management, release or threatened release of any Hazardous Material or (iv) health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability with respect to any of the foregoing is assumed or imposed.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest, but excluding any debt securities convertible into any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(a)(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) any failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Loan Party or any ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan under Section 4041(c) of ERISA; (e) the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan under Section 4042 of ERISA, (f) the appointment of a trustee to administer any Plan under Section 4042 of ERISA; (g) the determination that any Plan is considered an at-risk plan or that any Multiemployer Plan is endangered or is in critical status within the meaning of Sections 430 or 432 of the Code or Sections 303 or 305 of ERISA, as applicable; (h) the incurrence by any Loan Party or any ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of any Loan Party or any ERISA Affiliates from any Plan or Multiemployer Plan; or (i) the receipt by any Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Loan Party or any ERISA Affiliate of any notice, concerning the imposition upon any Loan Party or any ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA.

“Erroneous Payment” has the meaning assigned to it in Section 8.06(c)(i).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 8.06(c)(iii).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 8.06(c)(ii).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 8.06(c)(iii).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excluded Assets” means, collectively, the following: (a) any assets located in the country of Ecuador, (b) motor vehicles or other assets subject to certificates of title or ownership under a statute of any jurisdiction under the law of which an indication of a security interest on such certificate is required as a condition to perfect of a security interest in such vehicle or equipment, (c) any fee-owned real property, and (d) any rights or interests in or under any Property to the extent that, and only for so long as, such grant of a security interest (i) is prohibited by any requirement of a Governmental Authority with jurisdiction over such Property, (ii) requires a consent not obtained of a Governmental Authority with jurisdiction over such Property that is required pursuant to any governmental requirement or (iii) is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document, in each case, that directly evidences or gives rise to such Property (including any Equity Interests of Persons that are not wholly-owned by a Loan Party); provided that any of the foregoing exclusions shall not apply if such prohibition has been waived or such other party has otherwise consented to the creation hereunder of a security interest in such asset.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) Taxes attributable to such Recipient’s failure to comply with Section 2.14(f) or Section 10.04(b), (c) any withholding Taxes imposed under FATCA, and (d) stamp duty, registration or similar tax liability payable in respect of an assignment or transfer by the Lender or any of its rights or obligations under this Agreement.

“Fair Market Value” shall mean, with respect to any asset, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under compulsion to complete the transaction, and, unless otherwise specified herein (except for assets consisting of publicly traded securities), as determined in good faith by the Board of Directors or a member of senior management of the Parent.

“Farm-In Agreement” shall mean an agreement whereby a Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interests therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an Oil and Gas Property.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” has the meaning specified in Section 3.12.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than the Floor, such rate shall be deemed to be the Floor for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Letters” means each of the Agent Fee Letter and the Arrangers’ Fee Letter.

“Financial Officer” means, with respect to any Person, its chief financial officer, principal accounting officer, treasurer or controller.

“Fitch” means Fitch Ratings Inc.

“Floor” means a rate of interest equal to 0.0%.

“Governmental Authority” means the government of the United States of America, Colombia, Switzerland and any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Group Subsidiary” means each Subsidiary of a Loan Party and each Parent Group Subsidiary.

“GTEC CI” means Gran Tierra Energy CI GmbH, a limited liability company organized under the laws of Switzerland.

“GTOC” means Gran Tierra Operations Colombia GmbH, a limited liability company organized under the laws of Switzerland.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” or “Guarantors” has the meaning assigned to it in the preamble.

“Guaranty” means the guarantee granted pursuant to Article 9.

“Hazardous Materials” means all explosive or radioactive substances and explosive or radioactive wastes and all hazardous or toxic substances, hazardous or toxic wastes, or other pollutants, regulated pursuant to any Environmental Law, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, and infectious or medical wastes.

“Hedge PV” shall mean, with respect to any Hydrocarbon Hedge Agreement, the present value, discounted at 9% per annum, of the future receipts expected to be paid to the Borrower or any other Loan Party under such Hydrocarbon Hedge Agreement netted against the most recent Price Deck provided to the Borrower by the Administrative Agent; provided, however, that the “Hedge PV” shall never be less than $0.00.

“Hedge Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contract, (a) for any date on or after the date such Swap Contract have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark to market value(s) for such Swap Contract, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Hedging Obligations” of any Person shall mean the obligations of such Person pursuant to any Swap Contract.

“Hedging Requirement” means the hedging requirements set forth on Schedule VI and each agreement related thereto (including each Hydrocarbon Hedge Agreement).

“Hedging Requirement Date” has the meaning set forth in Section 5.20.

“Historical Financial Statements” has the meaning set forth in Section 4.01(h).

“Hydrocarbon Hedge Agreement” means each Swap Contract related to the price of Hydrocarbons and entered into with a Qualified Hedge Provider.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature; it being understood that Hydrocarbon Interests shall also include all interests in any concession or licenses to explore or produce oil and natural gas. Unless otherwise expressly provided herein, all references in this Agreement to “Hydrocarbon Interests” refer to Hydrocarbon Interests owned at the time in question by the Loan Parties and their Subsidiaries.

“Hydrocarbons” shall mean oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons, natural gas liquids, and all constituents, elements or compounds thereof and products refined or processed therefrom.

“Immaterial Title Deficiencies” means minor defects or deficiencies in title, and discrepancies in reported net revenue and working interest ownership percentages, which do not, individually or in the aggregate, affect Oil and Gas Properties with a value (which, for purposes hereof, shall mean the value the Calculation Agent attributes to any such Oil and Gas Properties for purposes of the most recent determination of the Borrowing Base) greater than three percent (3%) of the value (which, for purposes hereof, shall mean the value the Calculation Agent attributes to all of the Oil and Gas Properties for purposes of the most recent determination of the Borrowing Base) of all of such Oil and Gas Properties.

“Incur” shall mean issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Parent Indebtedness of a Person existing at the time such Person is merged or consolidated with the Parent or becomes a Subsidiary of the Parent (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the effective time of such merger or consolidation or at the time it becomes a Subsidiary of the Parent. The term “Incurrence” when used as a noun shall have a correlative meaning. Neither the accretion of principal of a non-interest bearing or other discount security nor the capitalization accruing of interest on Parent Indebtedness shall be deemed the Incurrence of Parent Indebtedness.

“Indebtedness” of any Person means, without duplication, the following:

(a)           all obligations of such Person for borrowed money or with respect to deposits or advances of any kind,

(b)           all obligations of such Person evidenced by bonds, debentures, notes or similar instruments,

(c)           all obligations of such Person upon which interest charges are customarily paid,

(d)           all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person,

(e)           all obligations of such Person in respect of the deferred purchase price of property or services (excluding accrued expenses in the ordinary course of business),

(f)           all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; provided that, for purposes of this clause (f), the amount of Indebtedness of any Person shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby,

(g)           all Guarantees by such Person of Indebtedness of others,

(h)           all Capital Lease Obligations of such Person,

(i)           all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, demand guarantees and similar independent undertakings (but only to the extent such letters of credit, demand guarantees and undertakings have been drawn and have not been reimbursed within two (2) Business Days after the date of such drawing),

(j)           all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, and

(k)           net obligations of such Person under any Swap Contract.

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of net obligations under any Swap Contract on any date shall be deemed to the Hedge Termination Value thereof as of such date.

Notwithstanding the foregoing, in no event shall the following constitute Indebtedness: (i) accounts payable and accrued expenses, liabilities or other obligations to pay the deferred purchase price of Property or services, from time to time incurred in the ordinary course of business, which obligations have not been outstanding for greater than ninety (90) days or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, (ii) deferred or prepaid revenues, (iii) in-kind obligations relating to net oil, natural gas liquids or natural gas balancing positions arising in the ordinary course of business, (iv) any obligation in respect of a binding and enforceable farm-in agreement or similar arrangement entered into in the ordinary course of business whereby such Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property and (v) customary reservations or retentions of title under binding and enforceable agreements with suppliers entered into the ordinary course of business.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) hereof, Other Taxes.

“Indemnitee” has the meaning assigned to it in Section 10.03(c).

“Independent Engineer” means McDaniel & Associates Consultants Ltd., or any other engineering firm of internationally recognized standing reasonably acceptable to the Lenders.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its Lender Parent, (c) a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof or (d) any Loan Party, the Parent or any of its Affiliates; provided that, with respect to clause (c), such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than US$25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business.

“Information” has the meaning assigned to it in Section 10.12.

“Initial Reserve Report” means the Reserve Report delivered pursuant to Section 4.01(m).

“Initial Scheduled Redetermination Date” means the date of the first scheduled redetermination of the Borrowing Base, which shall occur on or about April 1, 2025.

“Intercreditor Agreement” means that certain intercreditor agreement to be entered by the Borrower, the Guarantors, the Administrative Agent, the Collateral Agent and the Qualified Hedge Providers from time to time party thereto, which shall be in form and substance reasonably acceptable to the Arrangers, the Collateral Agent and the Borrower.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05, which shall be substantially in the form of Exhibit L or any other form approved by the Administrative Agent (acting at the direction of the Required Lenders).

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and the Maturity Date, (b) with respect to any SOFR Loan, the last day of each Interest Period therefor.

“Interest Period” means, for any Loan (a) with respect to the first Borrowing of the Loans hereunder, the period commencing on and including the date of the Borrowing of such Loan and ending on but excluding the numerically corresponding day in the calendar month that is three (3) or six (6) months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment), as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no tenor that has been removed from this definition pursuant to Section 2.11(e) shall be available for specification in the applicable Borrowing Request, and (iv) no Interest Period shall extend beyond the Maturity Date.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is a party or a beneficiary.

“Interim Redetermination” means any interim redetermination of the Borrowing Base pursuant to Section 2.01(b)(v).

“Investment” in any Person shall mean (a) any direct or indirect advance, loan (other than advances to customers or suppliers in the ordinary course of business that are recorded as accounts receivable, pre-paid expenses or deposits on the balance sheet) or other extension of credit (including by way of Guarantee or similar arrangement) or (b) capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or (c) any purchase or acquisition of Capital Stock, Parent Indebtedness or other similar instruments issued by such Person

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lender-Related Person” has the meaning assigned to it in Section 10.03(b).

“Lenders” means the Persons listed on Schedule I and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or otherwise, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise.

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means, collectively, (a) this Agreement, including schedules and exhibits hereto, (b) each Note, (c) each Fee Letter, (d) the Security Documents, (e) each Notice and Acknowledgment, (f) each Hydrocarbon Hedge Agreement, (g) the Intercreditor Agreement, (h) the Subordination Agreement and (i) any agreements entered into in connection herewith by the Borrower or any Loan Party with or in favor of any Agent, the Collateral Agent and/or the Lenders, any amendments, amendment and restatements, modifications or supplements thereto or waivers thereof, UCC filings, and any other documents prepared in connection with the other Loan Documents, if any.

“Loan Parties” means the Borrower and each Guarantor (other than the Parent).

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Margin Stock” means margin stock within the meaning of Regulations T, U and X, as applicable.

“Marketing Agreement” means each agreement entered into by any Loan Party in connection with the sale or marketing of hydrocarbons, whether existing as of the date hereof or entered into thereafter, including but not limited to the crude oil purchase and sale agreements entered into with Trafigura PTE Ltd. and its Affiliates.

“Master Agreement” has the meaning assigned to it in the definition of Swap Contract.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Loan Parties, the Parent and their respective Subsidiaries taken as a whole, (b) the ability of the Loan Parties or the Parent to perform any of its Obligations or (c) the rights of or benefits available to the Agents or the Lenders under this Agreement or any other Loan Document.

“Material Indebtedness” means Indebtedness in an aggregate principal amount exceeding (a) US$10,000,000 in the case of any Loan Party or any of its respective Subsidiaries or (b) US$35,000,000 in the case of the Parent or any of its respective Subsidiaries (other than any Loan Party or its Subsidiaries). For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Loan Party, the Parent or any of their respective Subsidiaries in respect of any Swap Contract at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Swap Contract were terminated at such time.

“Maturity Date” means April 16, 2028 (if the same is a Business Day, or if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day), or any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.

“Maximum Rate” has the meaning assigned to it in Section 10.13.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) that is subject to Title IV of ERISA, and in respect of which any Loan Party or ERISA Affiliate has any liability or makes or is obligated to make contributions, or during the preceding five (5) years, has made or been obligated to make contributions.

“Net Cash Proceeds” means an amount equal to the aggregate amount of cash proceeds from any Disposition described in Section 2.08(b)(ii), in each case net of (a) attorneys’ fees, investment banking fees, accountants’ fees and consulting fees, (b) underwriting discounts and commissions, (c) provisions for Taxes, (d) amounts provided as a reserve, in accordance with Applicable Accounting Principles, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Disposition (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall immediately constitute Net Cash Proceeds) and (e) other customary and reasonable costs and expenses actually incurred in connection therewith.

“Notes” means a (i) each Principal and Interest Note and (ii) each Other Amounts Note, and “Note” means any of them.

“Notice and Acknowledgment” means a notice and acknowledgment substantially in the form of Exhibit D duly executed and delivered by each applicable Loan Party and each off-taker party to an O&M Agreement or a Marketing Agreement whereby such off-taker has agreed to deposit any and Collections into the Collection Account.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement.

“O&M Agreement” means each agreement providing for the operation and maintenance of any E&P Assets of the Loan Parties, whether existing as of the date hereof or entered into thereafter, including but not limited to the framework agreement for operation and maintenance services (contrato marco de prestación de servicios de operación y mantenimiento) currently in place with Confipetrol S.A.S.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party or the Parent arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party, the Parent or any Affiliate thereof of any proceeding under any debtor relief laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed or allowable claims in such proceeding. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, charges, expenses, fees, indemnities and other amounts payable by any Loan Party or the Parent under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that the Administrative Agent, the Collateral Agent or any Lender, in each case in its sole discretion, may elect to pay or advance on behalf of any Loan Party or the Parent.

“Oil and Gas Properties” means: (a) Hydrocarbon Interests; (b) any Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production farmout agreements, farm in agreements, area of mutual interest agreements, equipment leases and other sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or contracts, the production, sale, purchase, exchange or processing, handling, storage, transporting or marketing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests; and (g) all Property, real or personal, now owned or hereinafter acquired, that is affixed to, situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Properties (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights of way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing. Unless otherwise expressly provided herein, all references in this Agreement to “Oil and Gas Properties” refer to Oil and Gas Properties owned at the time in question by the Loan Parties and their Subsidiaries, as the context requires.

“Other Amounts Note” means a Colombian law-governed promissory note with blank spaces and letter of instructions (pagaré con espacios en blanco y carta de instrucciones), in the form attached as Exhibit C-2.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.16).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Parent” means Gran Tierra Energy Inc., a corporation incorporated in the State of Delaware, United States of America.

“Parent Group Subsidiary” means any Subsidiary of Parent that directly or indirectly owns Equity Interests in the Borrower. On the date hereof, the Parent Group Subsidiaries are (a) Gran Tierra Resources GmbH, a company organized and existing under the laws of Switzerland and (b) Gran Tierra Energy International Holdings GmbH, a company organized and existing under the laws of Switzerland.

“Parent Indebtedness” shall mean, with respect to the Parent on any date of determination (without duplication):

(a)           the principal in respect of indebtedness of the Parent for borrowed money;

(b)           the principal in respect of obligations of the Parent evidenced by bonds, debentures, notes or other similar instruments;

(c)           all reimbursement obligations of the Parent in respect of the face amount of letters of credit or other similar instruments supporting obligations (except to the extent such reimbursement obligations relate to a trade payable or other payable under any agreement or arrangement in the ordinary course of business, in each case to the extent not drawn upon or presented, and, if drawn upon or presented, such obligations are satisfied within 30 days of Incurrence);

(d)           all obligations of the Parent to pay the deferred and unpaid purchase price of property or services (except trade payables and contingent obligations to pay earn-outs), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services;

(e)           all Capital Lease Obligations of the Parent;

(f)           the amount of all obligations of the Parent with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of the Parent, any Preferred Stock (but excluding, in each case, any accrued dividends or obligations payable to the Parent or any Subsidiary);

(g)           all Parent Indebtedness secured by a Lien on any asset of the Parent; provided, however, that the amount of Parent Indebtedness shall be the lesser of: (i) the Fair Market Value of such asset at such date of determination and (ii) the amount of such Parent Indebtedness;

(h)           to the extent not otherwise included in this definition, the aggregate net termination value of all Hedging Obligations of the Parent; and

(i)           all obligations of the type referred to in clause (a) through clause (h) of the Parent Guaranteed by the Parent or for which the Parent is otherwise liable as obligor, guarantor or otherwise.

The amount of Parent Indebtedness at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

The following obligations shall not be deemed to be Parent Indebtedness for any purpose:

(i)             Obligations arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Parent Indebtedness is extinguished within five (5) Business Days of its Incurrence;

(ii)            Customer deposits and advance payments received from customers in the ordinary course of business;

(iii)           accrued expenses, royalties and trade accounts payable arising in the ordinary course of business (provided, however, that any Guarantee of production or payment (but not any other contractual obligation) in respect to a royalty will constitute Parent Indebtedness);

(iv)           any indebtedness which has been defeased in accordance with Applicable Accounting Principles or defeased pursuant to the deposit of cash or Temporary Cash Investments (in an amount sufficient to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, and the other applicable terms of the instrument governing such indebtedness;

(v)            oil or natural gas balancing liabilities incurred in the ordinary course of business and consistent with past practice;

(vi)           any obligation of the Parent in respect of a Farm-In Agreement or similar arrangement whereby the Parent agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or natural gas property;

(vii)          indebtedness arising in whole or in part as a result of the disposition and reversion of Oil and Gas Properties where the counterparty to such disposition agrees to bear costs and expenses related to the exploration, development, completion or production of such properties and activities related thereto and upon the occurrence of a specified event or events all or a portion of such counterparty’s interest in such Oil and Gas Properties reverts to the Parent or any Subsidiary;

(viii)         obligations in respect of surety and bonding requirements of the Parent and its Subsidiaries;

(ix)            any Hedging Obligations; provided that such Hedging Obligations are entered into for bona fide hedging purposes of the Parent or its Subsidiaries (as determined in good faith by the Board of Directors or senior management of the Parent, whether or not accounted for as a hedge in accordance with Applicable Accounting Principles) and, in the case of any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement, such agreements are related to business transactions of the Parent or its Subsidiaries entered into in the ordinary course of business and, in the case of any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement, such agreements substantially correspond in terms of notional amount, duration and interest rates, as applicable, to Parent Indebtedness of the Parent or its Subsidiaries incurred without violation of this Agreement; and

(x)             any obligation arising from any agreement providing for indemnities, Guarantees, purchase price adjustments, holdbacks, contingency payment obligations based on the performance of the acquired or disposed assets or similar obligations (other than Guarantees of Parent Indebtedness) incurred by the Parent in connection with the acquisition or disposition of assets.

“Participant” has the meaning assigned to such term in Section 10.04(c).

“Participant Register” has the meaning assigned to such term in Section 10.04(c).

“Patriot Act” has the meaning assigned to it in Section 10.15.

“Payment in Full” means each of the following (a) the Commitments have expired or been terminated, (b) the principal of and premium on and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been paid in full in cash (other than contingent reimbursement and indemnification obligations for which notice of a potential claim has not been given) and (c) all Hedging Obligations under any Hedging Hydrocarbon Agreement have expired or have been terminated and all amounts due under such Hedging Hydrocarbon Agreements shall have been indefeasibly paid in full in cash (or, to the extent that any such Hedging Hydrocarbon Agreements is intended to or would remain outstanding following Payment in Full, such Hedging Hydrocarbon Agreements is cash collateralized or otherwise subject to arrangements satisfactory to the applicable Qualified Hedge Provider.

“Payment Recipient” has the meaning assigned to it in Section 8.06(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“PDP Reserves” means Proven Reserves which are categorized as both “Developed” and “Producing” in the definitions promulgated by the Society of Petroleum Evaluation Engineers as in effect at the time in question.

“Permitted Acquisition” means, subject to Section 6.10:

(a)           any Investment in any other Person pursuant to which such Person shall become a Subsidiary or shall be merged with a Loan Party or any Subsidiary; or

(b)           any acquisition of all or substantially all of the assets or a majority of the outstanding Equity Interests of any Person, or any division, line of business or other business unit of any Person, in each case so long as: (x) immediately prior to and after giving effect to such Investment or acquisition (including any financing therefor), no Event of Default shall then exist or would existing after giving effect thereto; and (y)      if the purchase price of such Investment or acquisition is in excess of US$25,000,000 and the Borrower intends to use the proceeds of any Loans to consummate such Investment or acquisition, then the Borrower shall, no later than fifteen (15) Business Days (or such later date approved by the Administrative Agent (acting at the direction of the Required Lenders)) prior to the request of any such Borrowing, deliver to the Administrative Agent a notice including the details of such acquisition, together with any additional information that the Borrower used in evaluating such Investment or acquisition; it being understood that the Required Lenders may, in their sole discretion, approve or deny a Borrowing for such purpose.

“Permitted Encumbrances” means:

(a)           Liens imposed by law for Taxes that are not delinquent for more than thirty (30) days or are being contested in compliance with Section 5.04;

(b)           operators’, vendors’, materialmen’s, construction, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.04;

(c)           pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)          deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)           judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.01;

(f)           easements, restrictions, encroachments, servitudes, permits, covenants, reservations, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(g)           leases, licenses, subleases or sublicenses granted to third parties in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Borrower or any Subsidiary;

(h)           Liens in favor of a banking or other financial institution arising as a matter of law or in the ordinary course of business under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions;

(i)            Liens on specific items of inventory or other goods (other than fixed or capital assets) and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(j)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business so long as such Liens only cover the related goods;

(k)           Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes; provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness;

(l)           contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, farm-in agreements, division orders, contracts for the sale, transportation, handling or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil, gas and other mineral exploration, development, processing or extraction business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with Applicable Accounting Principles; provided that any such Lien referred to in this clause (l) does not materially impair the use of the Property covered by such Lien for the purposes of which such Property is held by the Borrower or any Loan Party or materially impair the value of such Property subject thereto;

(m)          easements, restrictions, rights of way, encroachments, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of any Loan Party for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by any Loan Party or materially impair the value of such Property subject thereto;

(n)           purported Liens evidenced by the filing of UCC financing statements or other documents of record solely as a precautionary measure in connection with operating leases of personal property;

(o)           Liens on cash earnest money deposited pursuant to the terms of an agreement to acquire assets used in, or Persons engaged in, the oil and gas business, as permitted by this Agreement;

(p)           title and ownership interests of lessors (including sub-lessors) of Property leased by such lessors to any Loan Party, Liens and encumbrances encumbering such lessors’ titles and interests in such property and to which such Loan Party’s leasehold interests may be subject or subordinate, in each case whether or not evidenced by UCC financing statement filings or other documents of record, provided that such Liens do not secure Indebtedness of any Loan Party and do not encumber Property of any Loan Party other than the Property that is the subject of such leases and items located thereon;

(q)           Immaterial Title Deficiencies;

(r)           Liens on cash collateral deposited into any escrow account pursuant to a customary escrow arrangement but only to the extent such cash collateral (i) is deposited in connection with an acquisition that is permitted under the Loan Documents for which a binding acquisition agreement or letter of intent has been entered into by any Loan Party, and (ii) is released only to fund such acquisition and related costs within 180 days of the execution of binding acquisition agreement or letter of intent and in the event such acquisition is not effected, such cash collateral shall be released from such escrow;

(s)           Liens on pipelines or pipeline facilities that arise by operation of law;

(t)           Liens (other than Liens securing Indebtedness) on, or related to, assets to secure all or part of the costs incurred in the ordinary course of business of the Loan Parties for the exploration, drilling, development, production, processing, transportation, marketing, storage or operation thereof; and

(u)           rights reserved to or vested in any Governmental Authority to control or regulate any property of the Loan Parties or to sue such property, whether pursuant to permits or law requirements or otherwise; and

(v)           all lessors’ royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests, calls on production, preferential purchase rights and other burdens on or deductions from the proceeds of production with respect to each Oil and Gas Property owned by the Loan Parties, in each case, that do not operate to (i) reduce the net revenue interest for such Oil and Gas Property, if any, as reflected in the most recently delivered Reserve Report or (ii) increase the working interest for such Oil and Gas Property, if any, as reflected in the most recently delivered Reserve Report within a corresponding increase in the corresponding net revenue interest.

“Permitted Investments” means:

(a)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)           investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)           investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than US$500,000,000;

(d)           fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e)           money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least US$5,000,000,000.

“Permitted Liens” means any Liens permitted under Section 6.02.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Loan Party or any ERISA Affiliate has any liability or is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA, as amended from time to time.

“Pledge over E&P Agreements” means the Colombian law-governed contrato de garantía mobiliaria dated as of April 16, 2025, over, and providing for a first lien security interest on, each Loan Party’s contractual rights and duties (posición contractual) with respect to any and all E&P Agreements entered into by any Loan Party.

“Pledge over GTEC’s Assets” means the Colombian law-governed contrato de garantía mobiliaria sobre activos, dated as of April 16, 2025, over, and providing for a first lien security interest on, all tangible and intangible assets owned by the Borrower.

“Pledge over GTOC’s Establishment” means the Colombian law-governed contrato de garantía mobiliaria sobre establecimiento de comercio, dated as of April 16, 2025, over, and providing for a first lien security interest on, the commercial establishments (establecimientos de comercio) owned by Gran Tierra Operations Colombia GmbH in Colombia.

“Pledge over Marketing Agreements” means the Colombian law-governed contrato de garantía mobliaria, dated as of April 16, 2025, over, and providing for a first lien security interest on, each Loan Party’s contractual rights and duties (posición contractual) with respect to any and all Marketing Agreements entered into by any Loan Party.

“Pledge over O&M Agreements” means the contrato de garantía mobiliaria, dated as of April 16, 2025, over, and providing for a first lien security interest on, each Loan Party’s contractual rights and duties (posición contractual) with respect to any and all O&M Agreements entered into by any Loan Party.

“Preferred Stock” shall mean, with respect to the Capital Stock of any Person, any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of common Capital Stock of such Person.

“Price Deck” means the Hydrocarbon price assumptions to be used in the preparation of each Reserve Report, which shall include the weighted average price for each period taking into account the price curve for ICE Brent Futures as of the day of such report for the portion of the Hydrocarbons that has not been hedged as per the Hedging Requirement and effective net hedged price for the volumes that have been hedged as per Hedging Requirement, provided that the calculations and source of such prices shall be reasonably acceptable to the Required Lenders.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein or any similar release by the Federal Reserve Board. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Principal and Interest Note” means a Colombian law-governed promissory note with blank spaces and letter of instructions (pagaré con espacios en blanco y carta de instrucciones), in the form attached as Exhibit C-1.

“PRMS” means the “2011 SPE/WPC/AAPG/SPEE/SEG Petroleum Resource Management System” (or any update or replacement thereof).

“Proceeding” means any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.

“Process Agent” has the meaning assigned to it in Section 10.09(d).

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Intellectual Property, cash, securities, accounts and contract rights.

“Proven Reserves” means, at any particular time, the estimated quantities of Hydrocarbons which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs attributable to Oil and Gas Properties under then existing economic and operating conditions (i.e., prices and costs as of the date the estimate is made).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“PV-9” means, with respect to any Person, on any date of determination, with respect to any Proven Reserves, the net present value, discounted at 9.0% per annum, of the future net revenues (net, for the avoidance of doubt, of operating and capital expenses, as well as royalties and discounts as applicable) expected to accrue to such Person’s interests in such Proven Reserves during the concession period of such reserves, as calculated in accordance with the most recent Price Deck.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to such term in Section 10.18.

“Qualified Hedge Provider” means, a Person who is (a) party to a Hydrocarbon Hedge Agreement that entered into such Hydrocarbon Hedge Agreement while such Person was a Lender or an Affiliate of a Lender, whether or not such Person at any time ceases to be a Lender or an Affiliate or a Lender, (b)(i) Macquarie Bank Limited, (ii) Hartree Partners LP, (iii) Sumitomo Mitsui Banking Corporation and Mitsui Bussan Commodities Limited, (iv) Morgan Stanley Capital Group Inc. and Morgan Stanley & Co. International PLC, (v) J. Aron & Company LLC and Goldman Sachs International and (vi) and each of the Affiliates of the Persons described in clauses (i) through (v)) or (c) a financial institution with capital, surplus and undivided profits of at least five hundred million Dollars (US$500,000,000) and with a minimum an international credit rating for itself or in respect of its long-term senior unsecured indebtedness of not less than “A-” (or the equivalent thereof) by S&P or Fitch or “A3” (or the equivalent thereof) by Moody’s, in each case specified in clauses (a) through (c), only to the extent that such Person shall have executed or acceded to the Intercreditor Agreement.

“Qualified Replacement Party” means, with respect to any Replacement Material Contract, either:

(a)           a Person that has at least substantially similar credit quality (or is otherwise credit supported so that the credit risk of such counterparty is not materially less favorable to the Loan Parties than the existing counterparty) and experience as the counterparty to the relevant contract that such Person is replacing (measured based on such counterparty’s credit quality and experience on the date on which it entered into the relevant contract being replaced); or

(b)           any Person proposed by the Borrower and consented to by the Required Lenders in their reasonable discretion.

“Qualifying Bank” means (a) any bank as defined in the Swiss Federal Code for Banks and Savings Banks dated 8 November 1934 (Bundesgesetz über die Banken und Sparkassen) as amended from time to time; or (b) a Person or entity which effectively conducts banking activities with its own infrastructure and staff as its principal business purpose and which has a banking license in full force and effect issued in accordance with the banking laws in force in its jurisdiction of incorporation, or if acting through a branch, issued in accordance with the banking laws in the jurisdiction of such branch, all and in each case in accordance with the Swiss Guidelines.

“Recipient” means (a) the Administrative Agent, (b) the Collateral Agent and (c) any Lender.

“Reference Time” with respect to any setting of any Benchmark means 6:00 a.m. (New York time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting.

“Refinance” or “Refinancing” shall have the meaning set forth in the definition of Permitted Refinancing Indebtedness.

“Register” has the meaning assigned to such term in Section 10.04(b).

“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Replacement Material Contract” means, in respect of any E&P Agreement, O&M Agreement or Marketing Agreement, as applicable, any replacement E&P Agreement, O&M Agreement or Marketing Agreement that (a) is entered into by any Loan Party in replacement of such contract, (b) has economic and other terms which, taken as a whole, are not materially less favorable to the Loan Parties as the relevant contract being replaced, and (c) is with one or more Qualified Replacement Parties.

“Required Lenders” means, subject to Section 2.17, Lenders having more than 50.0% of the aggregate principal amount of the Loans then outstanding or, if the first Borrowing has not been made, more than 50.0% of the aggregate amount of the Commitments.

“Reserve Report” means a report (including a full set of annexes, schedules and exhibits), in form and substance reasonably satisfactory to the Administrative Agent (acting at the direction of the Required Lenders), prepared by the Independent Engineer and addressed to the Administrative Agent, the Calculation Agent and the Lenders with respect to the Oil and Gas Properties owned by the Loan Parties (or to be acquired by any Loan Party); it being understood that any reserve report that is in a form substantially similar to the initial Reserve Report delivered pursuant to Section 4.01(m) shall be deemed reasonably satisfactory to the Administrative Agent, the Calculation Agent and the Lenders so long as such Reserve Report is prepared using the SEC or the Canadian Securities Administrator guidelines and procedures.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, as to any Person, any natural person who is duly authorized by such Person to act for such Person, or with respect to financial matters, the Financial Officer of such Person, and in the case of any Loan Party, in addition to the foregoing, an officer duly appointed to act on such Loan Party’s behalf under corporate documents duly registered with the competent Governmental Authority and any natural person whose name and specimen signature appear on the certificate of incumbency and authority included in the officer’s certificate most recently delivered by such Loan Party to the Administrative Agent.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in any Loan Party or any Subsidiary, or (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in a Loan Party or (c) any option, warrant or other right to acquire any such Equity Interests in a Loan Party; (d) any payment of principal of, interest on, any Subordinated Indebtedness, including any fee or any other payment under, or in connection with any Subordinated Indebtedness, but excluding the capitalization of interest payments or the payment of withholding taxes with respect to such interest payments; provided that, any transaction set forth in clauses (a) through (d) made by a Subsidiary of a Loan Party to a Loan Party or by a Loan Party to another Loan Party shall not be a Restricted Payment.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the so called Donetsk People’s Republic, the so- called Luhansk People’s Republic, the Crimea, Zaporizhzhia and Kherson Regions of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom, the Swiss State Secretariat for Economic Affairs SECO or the Swiss Directorate of International Law, Colombia or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of any Sanctions.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom, the Swiss State Secretariat for Economic Affairs SECO or the Swiss Directorate of International Law, Colombia or other relevant sanctions authority.

“Scheduled Redetermination” means any annual, scheduled redetermination of the Borrowing Base pursuant to Section 2.01(b)(ii).

“SEC” means the Securities and Exchange Commission of the United States of America.

“Secured Parties” means, collectively, (a) each Lender, (b) each Qualified Hedge Providers party to a Hydrocarbon Hedge Agreement, (c) the Administrative Agent and (d) the Collateral Agent, and “Secured Party” means any of them individually.

“Security Documents” means, collectively (a) the Account Control Agreement and (b) the Colombian Security Documents.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR Rate.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Solvent” means, as to any Person as of any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts, including contingent debts, as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities, including contingent debts and liabilities, beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Borrowing Date” has the meaning given to such term in Section 5.20.

“Specified Ecuadorian Transaction” means any of the following:

(a)           any dividend, distribution or Disposition of assets located in Ecuador and held by GTEC (or any other Excluded Assets) to, at the option of the Borrower, whether in one transaction or a series of transactions, a third party, Parent or a Subsidiary of Parent; and/or

(b)           to the extent that any Loan Party receives proceeds of any Disposition described in clause (a), the distribution of such proceeds (and only such proceeds) to Parent or any Subsidiary of Parent.

“Stated Maturity” shall mean, with respect to any Parent Indebtedness, the date specified in such Parent Indebtedness as the fixed date on which the final payment of principal of such Parent Indebtedness is due and payable, including, with respect to any principal amount that is then due and payable pursuant to any mandatory redemption or prepayment provision, the date specified for the payment thereof (but excluding any provision providing for the repurchase or prepayment of such Parent Indebtedness at the option of the holder thereof upon the happening of any contingency beyond the control of the obligor thereunder unless such contingency has occurred).

“Subordinated Obligation” shall mean Parent Indebtedness of the Parent or any Subsidiary (whether outstanding on the Closing Date or thereafter Incurred) (a) the terms of which provide that, (i) no principal amount in respect of such obligation will become due and payable until after all principal, interest, additional amounts and any other amounts owing with respect to the Notes have been paid in full, and (ii) in the event that (A) an installment of interest with respect to such obligation is not paid on the applicable interest payment date or (B) the principal of (or premium, if any, on) any such obligations is not paid on the Stated Maturity or other date set for redemption, then the failure to make such payment on such interest payment date, maturity date shall not be a default under such obligation until after all principal, interest, additional amounts and any other amounts owing with respect to the Notes have been paid in full and (b) which U.S. or Canadian law recognizes (whether in any reorganization or administrative takeover proceeding or otherwise) as being subordinated or junior in right of payment to the Loans.

“Subordinated Indebtedness” means any unsecured Indebtedness incurred by any Loan Party or any of its Subsidiaries and provided by the Parent, Gran Tierra Energy International Holdings GmbH or any other Subsidiary of the Parent, which Indebtedness is subordinated or junior in right of payment and liquidation to the Loans in accordance with the terms of one or more subordination agreements substantially in the form of Exhibit K.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with Applicable Accounting Principles as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.

“Supported QFC” has the meaning assigned to such term in Section 10.18.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, hedge, call, put, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swiss Borrower” means a Borrower that is incorporated in Switzerland or treated as resident in Switzerland for Swiss Withholding Tax purposes.

“Swiss Federal Tax Administration” means the tax authority referred to in article 34 of the Swiss Withholding Tax Act.

“Swiss Guidelines” means, together, guideline S-02.123 in relation to interbank loans of 22 September 1986 (Merkblatt “Verrechnungssteuer auf Zinsen von Bankguthaben, deren Gläubiger Banken sind (Interbankguthaben)” vom 22. September 1986), guideline S-02.130.1 in relation to money market instruments and book claims of April 1999 (Merkblatt vom April 1999 betreffend Geldmarktpapiere und Buchforderungen inländischer Schuldner), circular letter No. 34 of 26 July 2011 (1-034-V-2011) in relation to deposits (Kreisschreiben Nr. 34 “Kundenguthaben” vom 26. Juli 2011), circular letter No. 15 of 3 October 2017 (1-015-DVS-2017) in relation to bonds and derivative financial instruments as subject matter of taxation of Swiss federal income tax, Swiss Withholding Tax and Swiss Stamp Taxes (Kreisschreiben Nr. 15 “Obligationen und derivative Finanzinstrumente als Gegenstand der direkten Bundessteuer, der Verrechnungssteuer und der Stempelabgaben” vom 3. Oktober 2017), practice note 010-DVS-2019 of 5 February 2019 in relation to Swiss Withholding Tax: credit balances in groups (Mitteilung 010-DVS-2019 of 5 February 2019 betreffend “Verrechnungssteuer: Guthaben im Konzern”), circular letter no. 46 (1-046-VS-2019) of 24 July 2019 in relation to syndicated credit facilities (Kreisschreiben Nr. 46 vom 24. Juli 2019 betreffend steuerliche Behandlung von Konsortialdarlehen, Schuldscheindarlehen, Wechseln und Unterbeteiligungen), and the circular letter no. 47 (1-047-V-2019) of 25 July 2019 in relation to bonds (Kreisschreiben Nr. 47 vom 25. Juli 2019 betreffend Obligationen), in each case as issued, amended or replaced from time to time, by the Swiss Federal Tax Administration or as substituted or superseded and overruled by any law, statute, ordinance, court decision, regulation or the like as in force from time to time.

“Swiss Non-Bank Rules” means the 10 Non-Bank Rule and the 20 Non-Bank Rule.

“Swiss Withholding Tax” means the tax imposed based on the Swiss Federal Act on Withholding Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer) as amended from time to time together with the related ordinances, regulations and guidelines.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, charges, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Temporary Cash Investments” shall mean any of the following:

(a)           Investments in direct obligations of the United States of America, Canada or any agency thereof or obligations Guaranteed by the United States of America, Canada or any agency thereof, or obligations of or Guaranteed by any foreign country (other than Colombia) recognized by the United States or Canada whose long-term debt rating is rated “A-” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

(b)           Investments in time deposit accounts, certificates of deposit and money market deposits maturing within 365 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States or Canada, any state or province thereof or any foreign country recognized by the United States or Canada having capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and a long-term debt is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

(c)           Investments in repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (2) above;

(d)           Investments in commercial paper, maturing not more than 365 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Parent) organized and in existence under the laws of the United States, Canada or any foreign country recognized by the United States or Canada, in all events not excluding Colombia, with a rating at the time as of which any Investment therein is made of “P2” (or higher) according to Moody’s; “A2” (or higher) according to S&P; F1 (or higher) according to Fitch; or, in the case of investments made in Canada, “A2” or “P2” (or higher) according to Dominion Bond Rating Service Limited or Canada Bond Rating Service; or, in the case of Investments made in Colombia, rated at least “A” by Duff and Phelps de Colombia.

(e)           Investments in securities with maturities of six months or less from the date of acquisition issued or fully Guaranteed by any state, commonwealth or territory of the United States of America or Canada, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s, or F3 (or higher) according to Fitch, in the case of Investments made in Colombia, rated at least “A” by Duff and Phelps de Colombia and “A” by BRC Investor Services; and

(f)            (i)              Investments in marketable direct obligations issued or unconditionally Guaranteed by Colombia, any agency or political subdivision thereof, and rated “BB+” or higher by a Colombian rating organization licensed by the SFC,

(ii)            Investments in time deposits or certificates of deposit of a Colombian bank or financial institution, the commercial paper or other short-term unsecured debt obligations of which (or in the case of a bank or financial institution that is the principal subsidiary of a holding company, the holding company) are rated “A” or higher by a Colombian rating organization licensed by SFC, and maturing within one year from the date of acquisition thereof by the Parent or a Subsidiary,

(iii)           Investments in repurchase obligations with a term of not more than 60 days for underlying securities of the types described in subclause (i) above entered into with a bank meeting the qualifications described in subclause (ii) above,

(iv)           Investments in securities issued by (or representing shares of) Colombian companies rated “A” or higher by a Colombian rating organization licensed by the SFC, or

(v)            Investments in certificates of deposit, time deposit accounts and money market accounts maturing not more than one year after the deposit of cash or acquisition thereof issued by (i) any of the largest ten banks (based on assets of the last December 31) organized under the laws of Colombia or (ii) any other bank organized under the laws of Colombia, so long as the outstanding amount of such Investments in any such bank does not exceed at any one time $5.0 million (or the foreign currency equivalent thereof).

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 6:00 a.m., New York time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator; provided that if the Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purpose of this Agreement.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, and the Borrowings and the use of the proceeds thereof.

“UCC” means the Uniform Commercial Code, as in effect from time to time, of the State of New York or of any other state the laws of which are required to be applied in connection with the attachment, perfection or priority of, or remedies with respect to, the Administrative Agent’s or any Secured Party’s Lien pursuant to any Security Document.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Special Resolution Regimes” has the meaning assigned to such term in Section 10.18.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law, rule or regulation herein shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.03 Accounting Terms; Applicable Accounting Principles.

(a)           Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with Applicable Accounting Principles, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in Applicable Accounting Principles or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in Applicable Accounting Principles or in the application thereof, then such provision shall be interpreted on the basis of Applicable Accounting Principles as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

(b)           Notwithstanding anything to the contrary contained in Section 1.03(a) or in the definition of “Capital Lease Obligations” or otherwise, any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 201602, Leases (Topic 842) (“FAS 842”), to the extent such adoption requires treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under the Applicable Accounting Principles as in effect on December 31, 2015, such lease shall not be considered a capital lease, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

Section 1.04 Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.11 provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.05 Financial Calculations. Subject to Section 6.12, if a financial calculation is to be made on a Consolidated Basis, that calculation shall be made by reference to the sum of all amounts of similar nature reported in the relevant financial statements of the entities whose accounts are to be consolidated with those of the Parent plus or minus the consolidation adjustments customarily applied to avoid double counting. The entities whose accounts are to be consolidated with the accounts of the Parent are all the Subsidiaries of the Parent.

Section 1.06 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE 2
The Credits

Section 2.01 Commitments and Borrowing Base.

(a)           Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (after giving effect to any application of proceeds of such Borrowing pursuant to Section 2.07): (i) the outstanding amount of such Lender’s Loans exceeding such Lender’s Commitment, (ii) the sum of the outstanding amount of all Lender’s Loans exceeding the total Commitments hereunder or (iii) the sum of the outstanding amount of all Lender’s Loans exceeding the Borrowing Base (as defined below). Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow the Loans.

(b)           Borrowing Base.

(i)  Amount. For the period from and including the Closing Date to but not including the Initial Scheduled Redetermination Date, the amount of the Borrowing Base shall be US$75,000,000. Notwithstanding the foregoing, the Borrowing Base may be subject to Interim Redeterminations pursuant to Section 2.01(b)(v) and other adjustments pursuant to Section 2.01(b)(vi).

(ii)  Scheduled Redeterminations. Within thirty (30) days after the date on which the Parent publishes its Reserve Report, delivers such other reports, data, and supplemental information requested by the Required Lenders pursuant to Section 2.01(b)(iii), and delivers the corresponding Reserve Report Certificate pursuant to Section 5.01(g), the Calculation Agent shall propose in writing to the Borrower and the Lenders (with a copy to the Administrative Agent) a new or reaffirmed Borrowing Base in accordance with Section 2.01(b)(iii) (assuming receipt by the Calculation Agent of the foregoing in a timely and complete manner); it being understood that the Required Lenders may engage (at their sole cost and expense) an independent engineer to assist in the evaluation and analysis of any redetermination of the Borrowing Base. After having received notice of such proposal by the Calculation Agent, each Lender shall have 15 days to respond in writing, wherein such Lender may agree with such proposal or disagree by proposing an alternate Borrowing Base. If, at the end of such 15-day period, any Lender has not communicated to the Calculation Agent (with a copy to the Administrative Agent) its approval or disapproval, such Lender’s silence shall be deemed to be a rejection of any proposed Borrowing Base that would increase the then effective Borrowing Base or an approval of any proposed Borrowing Base that would decrease or reaffirm the then effective Borrowing Base. If, however, at the end of such 15-day period, all of the Lenders or the Required Lenders, as described below, have not approved or deemed to have approved, as aforesaid, the proposed Borrowing Base, then the Borrowing Base shall be determined in accordance with Section 2.01(b)(iv). After a new or reaffirmed Borrowing Base proposed by the Calculation Agent or a counter-proposal provided by any Lender pursuant to the second sentence of this Section 2.01(b)(ii) is approved by (A) all Lenders in the case of any increase in the Borrowing Base, (B) the Required Lenders in the case of any reaffirmation of the existing Borrowing Base or any decrease in the Borrowing Base or (C) as otherwise determined as provided in Section 2.01(b)(iv), the Calculation Agent shall notify the Borrower and the Lenders (with a copy to the Administrative Agent) of the amount of the redetermined Borrowing Base, and such amount shall become effective and applicable to the Borrower, the Administrative Agent and the Lenders on or about May 1 of each fiscal year commencing in the fiscal year 2026 (assuming that the Borrower has furnished the Reserve Report and other reports, data and supplemental information in a timely and complete manner as required by Section 5.01(g)). For the avoidance of doubt, however, any increase in the Borrowing Base shall require the express approval of all the Lenders as set forth in this Section 2.01(b)(ii).

(iii)  Reserve Reports. Upon receipt of each Reserve Report, and such other reports, data and supplemental information, including the information provided pursuant to Section 5.01(g), as may, from time to time, be reasonably requested by the Required Lenders, the Calculation Agent, with the approval or deemed approval, if applicable, of the Lenders as set forth in and subject to the terms of Section 2.01(b)(ii), shall, redetermine the Borrowing Base based upon such information and such other information (including, without limitation, information described in the Reserve Report, the status of title with respect to the Oil and Gas Properties and the existence of any other Indebtedness) as the Calculation Agent deems appropriate in its discretion and consistent with customary industry practices and its normal oil and gas lending criteria as it exists at the particular time. Such redetermination shall be accomplished not later than and effective on or about May 1 of each fiscal year (commencing with the fiscal year 2026), assuming that the Borrower has furnished the Reserve Report and other reports, data and supplemental information in a timely and complete manner as required by Section 5.01(g). In assessing whether to approve or reject a proposed Borrowing Base, each Lender will assess the Reserve Report and the other information as it deems appropriate in its discretion and consistent with customary industry practices and its respective oil and gas lending criteria and procedures as they exist at the particular time; it being understood that neither the Administrative Agent nor the Lenders have any commitment or obligation whatsoever to increase the Borrowing Base at any time, and nothing herein contained shall be construed to be a commitment to increase the Borrowing Base.

(iv)  Consensus and Failure of Consensus. Except as hereinafter provided, the decision of the Lenders or the Required Lenders, as applicable, with respect to any Borrowing Base determination shall control; provided, however, that if the Lenders or the Required Lenders, as applicable, have not approved or are not deemed to have approved the Borrowing Base as of the end of the 15-day period specified in Section 2.01(b)(ii), the Borrowing Base shall be redetermined at the highest amount expressly approved by each Lender (if such redetermined Borrowing Base constitutes an increase in the Borrowing Base in effect immediately prior thereto) or expressly or deemed approved by the Required Lenders (if such redetermined Borrowing Base constitutes a reaffirmation or decrease in the Borrowing Base in effect immediately prior thereto), as applicable, and such amount shall then become the Borrowing Base until the effective date of the next Scheduled Redetermination pursuant to Section 2.01(b)(ii), the next Interim Redetermination pursuant to Section 2.01(b)(v), or any other adjustment thereto under Section 2.01(b)(vi). Notwithstanding the foregoing, however, any increase in the Borrowing Base shall require the express approval of all the Lenders as set forth in Section 2.01(b)(ii).

(v)  Interim Redeterminations.

(A)  The Borrower may, at its option, one (1) time between any two (2) successive Scheduled Redeterminations, initiate an Interim Redetermination of the Borrowing Base. In addition, the Borrower may, at its option, in connection with any acquisition (or any series of acquisitions occurring since the most recent redetermination of the Borrowing Base) by the Borrower or any other Loan Party or any of their respective Subsidiaries of Oil and Gas Properties having a purchase price, either individually or in the aggregate, equal to or greater than five percent (5.0%) of the then current Borrowing Base, initiate one (1) additional Interim Redetermination of the Borrowing Base. If the aggregate principal amount of all outstanding Loans is greater than US$25,000,000, the Calculation Agent (at the direction of the Required Lenders) may one (1) time between any two (2) successive Scheduled Redeterminations, initiate an Interim Redetermination of the Borrowing Base.

(B)  In the event any Interim Redetermination of the Borrowing Base is initiated pursuant to Section 2.01(b)(v)(A), the Borrower shall furnish to the Calculation Agent and the Lenders (with a copy to the Administrative Agent) a Reserve Report prepared by or under the supervision of the chief operating officer of the Parent who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the most recently delivered Reserve Report approved by the Calculation Agent. The Borrower shall provide such Reserve Report with an “as of” date as required by the Calculation Agent (at the direction of the Required Lenders) as soon as possible, but in any event no later than thirty (30) days following the receipt of such request.

(vi)  Borrowing Base Adjustments.

(A)           In connection with any Disposition (including Casualty Events and other dispositions resulting from the exercise of eminent domain, condemnation or nationalization) of any Oil and Gas Properties (including the Disposition of any Equity Interest of any Subsidiary owning any Oil and Gas Properties) (the “Current Disposition Borrowing Base Properties”), if the sum of the aggregate PV-9 of (1) such Current Disposition Borrowing Base Properties, plus (2) all other Oil and Gas Properties that previously constituted Borrowing Base Properties (including the PV-9 attributed to Oil and Gas Properties that were owned by any Subsidiary the Equity Interest of which were previously Disposed) Disposed of since the later of (x) the effective date of the last Scheduled Redetermination and (y) the last reduction of the Borrowing Base made pursuant to this Section 2.01(b)(vi)(A) or Section 2.01(b)(vi)(B) (the properties described in the foregoing clauses (1) and (2), collectively, the “Disposed Borrowing Base Properties”), plus (3) the aggregate Hedge PV of all terminated or off setting hedge positions contemplated by Section 2.01(b)(vi)(B) since the later of (x) the effective date of the last Scheduled Redetermination and (y) the last reduction of the Borrowing Base made pursuant to this Section 2.01(b)(vi)(A) or Section 2.01(b)(vi)(B) exceeds five percent (5.0%) of the then effective Borrowing Base, then the Borrowing Base shall automatically be reduced by an amount equal to the sum of the aggregate value attributed to such Disposed Borrowing Base Properties and terminated or off-setting hedge positions by the Required Lenders in the calculation of the then-effective Borrowing Base. The Calculation Agent shall promptly notify the Borrower and the Lenders (with a copy to the Administrative Agent) of the amount of such sum of the aggregate value attributed to the Disposed Borrowing Base Properties and terminated or off-setting hedge positions, and, upon the Borrower’s and the Lenders’ receipt of such notice, the Borrowing Base shall be reduced simultaneously by such amount.

(B)           If (x) Loan Party shall terminate or create any off-setting positions in respect of any commodity hedge positions (whether evidenced by a floor, put or Hydrocarbon Hedge Agreement) upon which the Lenders relied in determining the Borrowing Base and (y) the Hedge PV of such terminated and/or offsetting positions (after taking into account any other Hydrocarbon Hedge Agreement executed contemporaneously with the taking of such actions), together with the aggregate Hedge PV of all other terminated or off-setting hedge positions contemplated by this Section 2.01(b)(vi)(B) since the later of (I) the last Scheduled Redetermination and (II) the last adjustment of the Borrowing Base made pursuant to this Section 2.01(b)(vi)(B) or Section 2.01(b)(vi)(A), exceeds five percent (5.0%) of the then-effective Borrowing Base, in the aggregate, when combined with the PV-9 of all Disposed Borrowing Base Properties Disposed of since the later of (I) the last Scheduled Redetermination and (II) the last adjustment of the Borrowing Base made pursuant to this Section 2.01(b)(vi)(B) or Section 2.01(b)(vi)(A), then the Borrowing Base shall automatically be reduced by an amount equal to the sum of the aggregate value attributed to such terminated or off-setting hedge positions and Disposed Borrowing Base Properties by the Required Lenders in the calculation of the then-effective Borrowing Base. The Calculation Agent shall promptly notify the Borrower and the Lenders (with a copy to the Administrative Agent) of the amount of such sum of the aggregate value attributed to the terminated or off-setting hedge positions and Disposed Borrowing Base Properties, and, upon the Borrower’s and the Lenders’ receipt of such notice, the Borrowing Base shall be reduced simultaneously by such amount.

Section 2.02 Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and not joint and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)           Each Lender at its option may make any Loan by causing any U.S. or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)           Each Borrowing shall be in an aggregate amount that is an integral multiple of US$1,000,000 and not less than US$5,000,000; provided that a Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments.

(d)           Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request or to continue any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03 Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by submitting a Borrowing Request not later than 1:00 p.m., New York City time, three (3) U.S. Government Securities Business Days before the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and shall be signed by a Responsible Officer of the Borrower. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)           the aggregate amount of the requested Borrowing;

(ii)          the date of such Borrowing, which shall be a Business Day; and

(iii)         the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(iv)         the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04(a).

If no Interest Period is specified, then the Borrower shall be deemed to have selected an Interest Period of three (3) month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, and no later than one (1) Business Day thereafter, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof solely by wire transfer of immediately available funds, by 10:00 a.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the funds so received from the Lenders in the aforesaid account of the Administrative Agent to an account designated by the Borrower in the applicable Borrowing Request.

Section 2.05 Interest Elections. (a) Each Borrowing initially shall have an initial Interest Period as specified in the applicable Borrowing Request. Thereafter, at the end of each Interest Period the Borrower may elect Interest Periods therefore, all as provided in this Section.

(b)           To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by the time that a Borrowing Request would be required under Section 2.03. Each such Interest Election Request shall be irrevocable and shall be signed by a Responsible Officer of the Borrower.

(c)           Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)            the Borrowing to which such Interest Election Request applies;

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day; and

(iii)          the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of three (3) month’s duration.

(d)           Promptly following receipt of an Interest Election Request, the Administrative Agent shall, no later than one (1) Business Day after receipt thereof, advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)           If the Borrower fails to deliver a timely Interest Election Request with respect to a Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be deemed to have an Interest Period that is the same as the immediately preceding Interest Period.

Section 2.06 Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b)           Upon at least three (3) Business Days’ prior written notice to the Administrative Agent (it being understood that a notice of termination of Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or a Change of Control, in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent delivered no later than one (1) Business Day prior to the specified effective date) if such condition is not satisfied), the Borrower shall have the right, without premium or penalty, to terminate or partially reduce the Commitments; provided that (i) after giving effect to any reduction thereof, the total aggregate outstanding principal of each Lender’s Loans shall not exceed its Commitment, (ii) any such termination or partial reduction shall be applied proportionately and permanently to reduce each Lender’s Commitment, (iii) such notice shall specify the aggregate amount of Commitments being terminated or reduced, and (iv) any partial reduction pursuant to this Section 2.06(b) shall be in the amount of no less than an aggregate of US$5,000,000 or an integral multiple of US$1,000,000 in excess thereof. Any reduction of the Commitments pursuant to this paragraph (b) shall be irrevocable.

Section 2.07 Repayment of Loans. Evidence of Debt.

(a)           The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.

(b)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)           The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)           The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)           The Borrower as debtor (deudor) and each Guarantor as guarantor (avalista) shall prepare, execute and deliver a Principal and Interest Note and Other Amounts Note to each Lender. The payment of any part of the principal of any such Note shall discharge the obligation of the Loan Parties under this Agreement to pay principal of the Loan evidenced by such Note pro tanto, and the payment of any principal of a Loan in accordance with the terms hereof shall discharge the obligations of the Loan Parties under the Note evidencing such Loan pro tanto.

(f)           In the event of any inconsistency between this Agreement and any Note(s) with respect to the calculation of interest or any other amount due hereunder, this Agreement shall prevail.

Section 2.08 Prepayment of Loans(a)          Voluntary Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty. The Borrower shall notify the Administrative Agent by electronic mail of any prepayment hereunder not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.06(b), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06(b). Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in a minimum amount of US$5,000,000 and integral multiples of US$1,000,000 thereof. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10 and any break funding payments required by Section 2.13.

(b)           Mandatory Prepayments.

(i)            Borrowing Base Deficiency. At any time that a Borrowing Base Deficiency shall occur, the Borrower shall:

(A)           If such Borrowing Base Deficiency results from a redetermination of the Borrowing Base, at the Borrower’s election (such election to be made in writing by the Borrower to the Administrative Agent not later than ten (10) Business Days of the occurrence of such Borrowing Base Deficiency), (1) eliminate such Borrowing Base Deficiency within thirty (30) days following such election by prepaying the Loans in an aggregate principal amount equal to such Borrowing Base Deficiency, or (2) prepay the Loans in three (3) equal monthly installments, commencing on the thirtieth (30th) day following the occurrence of such Borrowing Base Deficiency, with each payment being equal to 1/3rd of the aggregate principal amount of such Borrowing Base Deficiency, in each case together with interest on the principal amount paid accrued to the date of such prepayment and any break funding payments required by Section 2.13.

(B)           If such Borrowing Base Deficiency results from a reduction of the Borrowing Base pursuant to Section 2.01(b)(vi), promptly, but in any event within one (1) Business Day of such reduction of the Borrowing Base, prepay the Loans in an aggregate principal amount equal to such Borrowing Base Deficiency, together with interest on the principal amount paid accrued to the date of such prepayment and any break funding payments required by Section 2.13.

(ii)           Disposition of Assets. If, following the occurrence and during the continuation of a Default or Event of Default, the Parent or any of its Subsidiaries receives any Net Cash Proceeds from any Disposition (other than any Net Cash Proceeds received by (A) a Loan Party as a result of a Disposition permitted pursuant to Section 6.04) or (B) the Parent or any of its Subsidiaries (other than the Loan Parties) as result of a Disposition of (1) obsolete or worn out property in the ordinary course of business or (2) intellectual property rights that are no longer used or useful in the business of the Parent or its Subsidiaries taken as a whole), then the Parent shall, within five (5) Business Days of receipt thereof, transfer or cause to be transferred to an account designated by the Administrative Agent an amount equal to the lesser of (x) 100% of such Net Cash Proceeds and (y) the aggregate principal of and interest on the Loans then outstanding, and the Administrative Agent shall promptly apply the received amounts to prepay the Loans ratably.

Section 2.09 Fees. (a) The Borrower shall pay to the Administrative Agent for the account of each Lender (other than a Lender that is a Defaulting Lender with respect to its Commitment as set forth in Section 2.17) on a pro rata basis in accordance with its Applicable Percentage, a commitment fee equal to 35.0% per annum multiplied by (i) the Applicable Rate and (ii) the actual daily amount by which the aggregate Commitments exceed the outstanding amount of the Loans (the “Commitment Fee”). The Commitment Fee related to the Loans shall accrue at all times during the Availability Period, and shall be due and payable monthly in arrears commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The Commitment Fee shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day and the last day of each period but excluding the date on which the Commitments terminate).

(b)          The Borrower agrees to pay to each Agent and each Arranger, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower, the Arrangers and each Agent, as applicable, in their respective Fee Letter.

(c)           All fees payable hereunder shall be paid on the dates due, in Dollars in immediately available funds, to the Administrative Agent (in the case of the Commitment Fee, for distribution, to the Lenders and all fee payable under a Fee Letter shall be paid in accordance with the terms of such Fee Letter. Fees paid shall not be refundable under any circumstances.

Section 2.10 Interest. (a) Subject to paragraph (b) of this Section, (i) each SOFR Loan shall bear interest at the Term SOFR Rate plus the Applicable Rate and (ii) each ABR Loan shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)           Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, to the extent permitted by applicable law, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.0% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.0% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section; provided that if any other Event of Default exists, then the Administrative Agent (at the direction of the Required Lenders) shall, notify the Borrower that all outstanding Obligations shall from the date of the occurrence of such Event of Default bear interest at a fluctuating interest rate per annum at all times equal to 2.0% plus the rate otherwise applicable to such Loan and thereafter such Obligations shall bear interest at such rate to the fullest extent permitted by applicable law.

(c)           Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the Closing Date of such conversion.

(d)           Interest computed by reference to the Term SOFR Rate or Daily Simple SOFR and the Alternate Base Rate hereunder shall be computed on the basis of a year of 360 days. Interest computed by reference to the Alternate Base Rate only at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year). In each case interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. A determination of the applicable Alternate Base Rate, Term SOFR Rate or Daily Simple SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(e)           By entering into this Agreement, the parties hereto have assumed in bona fide that the interest payable hereunder or under any other Loan Documents is not and will not become subject to any Swiss Withholding Tax. Nevertheless, if such a deduction or withholding is required by Swiss law to be made by a Loan Party or the Parent in respect of any interest payable under this Agreement or any other Loan Document and should Section 2.14(a) be unenforceable for any reason, where this would otherwise be required by the terms of Section 2.14(a) (taking into account the exclusions in Section 2.14(b)) then:

(i)            the applicable interest rate in relation to that interest payment shall be (A) the interest rate which would have applied to that interest payment (as provided for in Section 2.10 or otherwise in this Agreement or any other Loan Document in the absence of this paragraph (e)); divided by (B) one minus the rate at which the relevant deduction for Swiss Withholding Tax is required to be made (where the rate at which such deduction is required to be made is for this purpose expressed as a fraction of one rather than as a percentage); and

(ii)           the relevant Loan Party or the Parent shall be obliged: (A) to pay the relevant interest at the adjusted rate in accordance with subparagraph (i) above; and (B) to make the Tax deduction for Swiss Withholding Tax on the interest so recalculated; and (C) all references to a rate of interest in Section 2.10 or otherwise in this Agreement or any other Loan Document shall be construed accordingly.

(iii)         to the extent that any interest payable by a Loan Party or the Parent under this Agreement or any other Loan Document becomes subject to Swiss Withholding Tax, each relevant Recipient and the relevant Loan Party or the Parent shall promptly co-operate in completing any procedural formalities (including submitting forms and documents required by the appropriate Tax authority) to allow the relevant Recipient to prepare claims for the refund of any Swiss Withholding Tax so deducted.

Section 2.11 Alternate Rate of Interest; Benchmark Replacement. (a) Subject to clauses (b), (c), (d), (e), (f) of this Section 2.11, if:

(i)           the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Borrowing, that adequate and reasonable means do not exist for ascertaining the Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Daily Simple SOFR; or

(ii)           the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Borrowing, the Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period or (B) at any time, Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing;

then, in each case, the Administrative Agent shall give notice thereof to the Borrower and the Lenders by electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Borrowing Request in accordance with the terms of Section 2.03, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods). Furthermore, if any SOFR Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.11 applicable to such SOFR Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Borrowing Request in accordance with the terms of Section 2.03, any SOFR Loan shall on the last day of the Interest Period applicable to such SOFR Loan, be converted by the Administrative Agent to, and shall constitute, an ABR Loan.

(b)           Notwithstanding anything to the contrary herein or in any other Loan Document, (and any Swap Contract shall be deemed not to be a “Loan Document” for purposes of this Section 2.11), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c)           Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent (acting at the direction of the Required Lenders) will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d)           The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.11, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.11.

(e)           Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent (acting at the direction of the Required Lenders) may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent (acting at the direction of the Required Lenders) may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)           Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans and (ii) any outstanding affected SOFR Loans will be deemed to have been converted to ABR Loans at the end of the applicable Interest Period. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Alternate Base Rate.

Section 2.12 Increased Costs. (a) If any Change in Law shall:

(i)           impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender;

(ii)           impose on any Lender or the applicable offshore interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender; or

(iii)          subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) and (c) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, such other Recipient of participating in, or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)           If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)           A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.13 Break Funding Payments. In the event of (a) the payment of any principal of any SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (b) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08(b) and is revoked in accordance therewith) or (d) the assignment of any SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 1.02, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.14 Withholding of Taxes; Gross-Up.(a)      Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)           Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law.

(c)           Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)           Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. The Loan Parties are not required to indemnify any Recipient to the extent a loss, liability or cost (i) is compensated for by an increased payment under Section 2.10(e) or under Section 2.14(a) or (ii) would have been compensated for by an increased payment under Section 2.10(e) or under Section 2.14(a) but was not so compensated solely because one of the exclusions in Section 2.14(g) applied to the relevant Recipient.

(e)           Indemnification by the Lenders. Each Lender shall severally indemnify each Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified such Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by any Agent shall be conclusive absent manifest error. Each Lender hereby authorizes each Agent to setoff and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by an Agent to the Lender from any other source against any amount due to any Agent under this paragraph (e).

(f)           Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)           Exclusions regarding Swiss Withholding Taxes. The Loan Parties shall not be required to make an increased payment to a specific Lender (but shall to all other Recipients) under Section 2.14(a) or under Section 2.10(e) by reason of a deduction for Swiss Withholding Tax in relation to interest payments by a Loan Party in connection with this Agreement or any other Loan Document which is due to a breach of the Swiss Non-Bank Rules solely caused by such specific Lender by having:

(i)            incorrectly declared its status as a Qualifying Bank or not a Qualifying Bank as required pursuant to paragraphs (i) and (j) below;

(ii)           incorrectly declared its status as to whether it counts as one creditor as required pursuant to paragraphs (i) and (j) below;

(iii)          breached the assignment or transfer provisions pursuant to Section 10.04;

(iv)          become a Lender as a result of a breach by the relevant existing Lender of transfer, assignment, security over Lenders’ rights or exposure transfer restrictions pursuant to Section 10.04; or

(v)           having lost its status as Qualifying Bank or as one (1) creditor only for the purposes of the Swiss Non-Bank Rules other than as a result of any change after the date it became a Lender in (or in the interpretation, administration or application of) any law or any published practice or published concession of any relevant taxing authority.

(h)           Swiss Limitations. If and to the extent that an indemnity, guarantee or similar obligation granted by a Loan Party incorporated in Switzerland (a “Swiss Loan Party”) under this Agreement indemnifies or guarantees obligations of any other Loan Party other than obligations of one of its wholly owned direct or indirect subsidiaries (i.e., obligations of such Swiss Loan Party’s direct or indirect parent companies (up-stream liabilities) or sister companies (cross-stream liabilities)) (the “Restricted Obligations”) and that the making of a payment in fulfilling such obligations under this clause with respect to Restricted Obligations would under Swiss corporate law (inter alia, prohibiting capital repayments or restricting profit distributions), at the time payment is due, not be permitted, then such obligations and payment amount shall from time to time be limited to the amount permitted to be paid under Swiss corporate law; provided that such limited amount shall at no time be less than such Swiss Loan Party’s distributable capital (presently being the balance sheet profits and any reserves available for distribution) at the time or times payment under the relevant indemnity or guarantee is requested from the relevant Swiss Loan Party, and further provided that such limitation (as may apply from time to time or not) shall not (generally or definitively) free such Swiss Loan Party from payment obligations hereunder in excess thereof, but merely postpone the payment date therefore until such times as payment is again permitted notwithstanding such limitation. Any and all indemnities and guarantees by a Swiss Loan Party contained in the Loan Documents shall be construed in a manner consistent with the provisos herein contained. In case the Swiss Loan Party who must make a payment in respect of Restricted Obligations under this Agreement or any other Loan Document is obliged to withhold Swiss Withholding Tax in respect of such payment, the Swiss Loan Party shall: (i) procure that such payments can be made without deduction of Swiss Withholding Tax, or with deduction of Swiss Withholding Tax at a reduced rate, by discharging the liability to such tax by notification pursuant to applicable law (including double tax treaties) rather than payment of the tax; (ii) if the notification procedure pursuant to paragraph (i) above does not apply, deduct Swiss Withholding Tax at the rate of 35 per cent (or such other rate as in force from time to time), or if the notification procedure pursuant to paragraph (i) above applies for a part of the Swiss Withholding Tax only, deduct Swiss Withholding Tax at the reduced rate resulting after the discharge of part of such tax by notification under applicable law, from any payment made by it in respect of Restricted Obligations and promptly pay any such taxes to the Swiss Federal Tax Administration; (iii) notify the Administrative Agent that such notification, or as the case may be, deduction has been made and provide the Administrative Agent with evidence that such a notification of the Swiss Federal Tax Administration has been made or, as the case may be, such taxes deducted have been paid to the Swiss Federal Tax Administration; and (iv) in the case of a deduction of Swiss Withholding Tax: (A) use its best efforts to ensure that any person other than a Recipient, which is entitled to a full or partial refund of the Swiss Withholding Tax deducted from such payment in respect of Restricted Obligations, will, as soon as possible after such deduction, request a refund of the Swiss Withholding Tax under applicable law (including tax treaties) and pay to the Administrative Agent upon receipt any amounts so refunded; or (B) if a Recipient is entitled to a full or partial refund of the Swiss Withholding Tax deducted from such payment, and if requested by the Administrative Agent, provide the Administrative Agent those documents that are required by law and applicable tax treaties to be provided by the payer of such tax, for each relevant Recipient, to prepare a claim for refund of Swiss Withholding Tax. If a Swiss Loan Party is obliged to withhold Swiss Withholding Tax in accordance with paragraph (g) above, the Recipients shall be entitled to further enforce this guarantee and other indemnity granted by such Swiss Loan Party under this Agreement and apply proceeds therefrom against the Restricted Obligations up to an amount which is equal to that amount which would have been obtained if no withholding of Swiss Withholding Tax were required, whereby such further enforcements shall always be limited to the maximum amount of the freely distributable capital of the Swiss Loan Party as set out above in this clause. If and to the extent requested by the Administrative Agent (acting at the direction of the Required Lenders) and if and to the extent this is from time to time required under Swiss law (restricting profit distributions), in order to allow the Recipients to obtain a maximum benefit under any relevant indemnity or guarantee, the Swiss Loan Party shall, and any parent company of the Swiss Loan Party being a party shall procure that the Swiss Loan Party will, promptly implement all such measures and/or to promptly procure the fulfilment of all prerequisites allowing it to promptly make the (requested) payment(s) hereunder from time to time, including the following: (i) preparation of an up-to-date audited balance sheet of the Swiss Loan Party; (ii) confirmation of the auditors of the Swiss Loan Party that the relevant amount represents (the maximum of) freely distributable profits; (iii) approval by a shareholders’ meeting of the Swiss Loan Party of the (resulting) profit distribution; (iv) if the enforcement of Restricted Obligations would be limited due to the effects referred to in this clause, then the Swiss Loan Party shall to the extent permitted by applicable law write up or realize any of its assets that are shown in its balance sheet with a book value that is significantly lower than the market value of the assets, in case of realization, however, only if such assets are not necessary for the Swiss Loan Party’s business (nicht betriebsnotwendig); and (v) all such other measures necessary or useful to allow the Swiss Loan Party to make the payments and perform the obligations agreed hereunder with a minimum of limitations.

(i)            Qualifying Bank status confirmation existing Lenders. On the date of this Agreement, each original Lender confirms for the benefit of the Administrative Agent and any Loan Party, that it qualifies as a Qualifying Bank or not a Qualifying Bank but qualifying as one (1) creditor for the purposes of the Swiss Non-Bank Rules, as indicated in Schedule 1.

(j)            Qualifying Bank status confirmation new Lenders. Each Lender which becomes a party to this Agreement after the date of this Agreement shall indicate, in the Assignment and Assumption, which it executes on becoming a party, and for the benefit of the Administrative Agent and any Loan Party, which of the following categories it falls in:

(i)           not a Qualifying Bank (if so whether it counts as one (1) or more creditors);

(ii)          a Qualifying Bank.

If a Lender which becomes a party to this Agreement after the date of this Agreement fails to indicate its status in accordance with this clause (j) then such Lender shall be treated for the purposes of this Agreement (including by each Loan Party) as if it is not a Swiss Qualifying Bank until such time as it notifies the Administrative Agent which category applies (and the Administrative Agent, upon receipt of such notification, shall inform the Loan Parties). For the avoidance of doubt, an Assignment and Assumption shall not be invalidated by any failure of a Lender to comply with this paragraph (j).

(k)           Notification of change of status as Qualifying Bank. Each Lender will notify the Loan Parties and the Administrative Agent if it ceases to be a Qualifying Bank.

(l)            Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (l) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (l), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (l) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(m)           Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(n)           Defined Terms. For purposes of this Section, the term “applicable law” includes FATCA.

Section 2.15 Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) The Borrower shall make each payment or prepayment required to be made by it hereunder (whether of principal, interest, or of amounts payable under Section 2.12, 2.13 or 2.14, or otherwise) in Dollars prior to 10:00 a.m., New York City time, on the date when due or the date fixed for any prepayment hereunder, in immediately available funds, without setoff, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b)           If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties. In the event of any conflict between the terms of the waterfall set forth in the Intercreditor Agreement and this Section 2.15(b), the terms of the Intercreditor Agreement shall govern.

(c)           If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 2.16 Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.12 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, or if any Lender becomes Defaulting Lender, or if any Lender does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders (with the percentage in such definition being deemed to be 66.6% for this purpose) has been obtained), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.12 or 2.14) and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, conditioned or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that (A) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee, and (B) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided further that any such documents shall be without recourse to or warranty by the parties thereto.

Section 2.17 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)           any Commitment Fee shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to this Section 2.17.

(b)           any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 7.03 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; third, if so determined by the Administrative Agent (acting at the direction of the Required Lenders) and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (d) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c)           the Commitment and outstanding Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.02); provided that this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(d)           if the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the Closing Date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders, whereupon, such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

Section 2.18 Illegality. If any Lender determines that any applicable law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund the Loans whose interest is determined by reference to SOFR, or to determine or charge interest based upon SOFR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to fund or maintain its participation in any SOFR Loan, or any such performance or funding or maintenance of any SOFR Loan, then, on notice thereof by such Lender to the Loan Parties (through the Administrative Agent), any obligation of such Lender to make or continue SOFR Loans shall be suspended. Upon receipt of such notice, the applicable Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all applicable Loans of such Lender to ABR Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such SOFR Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.13.

ARTICLE 3
Representations and Warranties

Each Loan Party and the Parent, as applicable, represents and warrants to the Lenders that:

Section 3.01 Organization; Powers. Each of the Loan Parties, the Parent and each Group Subsidiary is duly organized, incorporated or formed, validly existing and, as applicable, in good standing under the laws of the jurisdiction of its incorporation or organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02 Authorization; Enforceability. The Transactions are within each Loan Party’s and the Parent’s, as applicable, corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder action. This Agreement has been duly executed and delivered by each Loan Party and the Parent and constitutes a legal, valid and binding obligation of each Loan Party and the Parent, as applicable, enforceable in accordance with its terms, subject to applicable Debtor Relief Laws, the Swiss general principle of reasonableness and fairness (Treu und Glauben) and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03 Governmental Approvals; No Conflict. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect or as otherwise stated in this Agreement, (b) will not violate any applicable law or regulation or the charter, by-laws, articles of association or other organizational documents of any Loan Party, the Parent or any order of any Governmental Authority, (c) will not violate or result in a default under any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (d) will not result in the creation or imposition of, or the requirement to create, any Lien on any asset of any Loan Party (other than Liens created pursuant to the Security Documents).

Section 3.04 Financial Condition; No Material Adverse Change; No Default. (a) Each Loan Party and the Parent has heretofore furnished the Historical Financial Statements to the Lenders. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of each Loan Party and its Consolidated Subsidiaries as of such dates and for such periods in accordance with Applicable Accounting Principles, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in Section 4.01(h)(ii).

(b)           Since December 31, 2024, there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the Parent and its Subsidiaries, taken as a whole or any Loan Party and its Subsidiaries, taken as a whole.

(c)           No Default or Event of Default has occurred and is continuing.

Section 3.05 Properties. (a) Each Loan Party, the Parent and each Group Subsidiary, as applicable, has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for Immaterial Title Deficiencies that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)           Each Loan Party, the Parent and each Group Subsidiary owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by such Person does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.06 Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party or the Parent, threatened against or affecting such Loan Party or the Parent (as applicable) or any Group Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b)           Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither Loan Party, the Parent nor any Group Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required by any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c)           Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in a Material Adverse Effect.

Section 3.07 Compliance with Laws and Agreements. Each Loan Party, the Parent and each Group Subsidiary is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

Section 3.08 Investment Company Status. None of Parent, the Loan Parties nor any Group Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.09 Taxes. Each Loan Party, the Parent and each Group Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party, the Parent or such Subsidiary thereof, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 3.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events which are reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Accounting Standards Codification Topic 715-30) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan.

Section 3.11 Disclosure. (a) The Loan Parties and the Parent have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which they or Group Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party, the Parent or any Group Subsidiary to any Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties and the Parent, as applicable, represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(b)           To the best knowledge of each Loan Party and the Parent, as applicable, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all respects.

Section 3.12 Anti-Corruption Laws and Sanctions. Each of the Loan Parties and the Parent have implemented and maintains in effect policies and procedures designed to ensure compliance by such Person, their respective Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) and applicable Sanctions, and each Loan Party, the Parent and each of their respective Subsidiaries and their respective officers and directors and to the knowledge of such Loan Party and the Parent, their respective employees and agents, are in compliance with Anti-Corruption Laws, the FCPA and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any such Person being designated as a Sanctioned Person. None of (a) the Loan Parties, the Parent, any of their respective Subsidiaries, any of their respective directors or officers or employees, or (b) to the knowledge of any Loan Party, the Parent any agent of such Person or any Subsidiary thereof that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. None of the Transactions will violate any Anti-Corruption Law, the FCPA or any applicable Sanctions.

Section 3.13 Affected Financial Institutions. None of the Loan Parties or the Parent is an Affected Financial Institution.

Section 3.14 Plan Assets; Prohibited Transactions. (a) None of the Loan Parties is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations) and (b) assuming that none of the assets used by the Lenders to fund any Loan constitute “plan assets” (within the meaning of the Plan Asset Regulations), unless such Lender is relying on an available prohibited transaction exemption (the conditions of which have all been satisfied) neither the execution, delivery or performance of this Agreement, nor the consummation of the Transactions, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code. None of the Loan Parties is subject to any statute, regulation or other restriction regulating investments of, or fiduciary obligations with respect to, governmental plans (within the meaning of Section 3(32) of ERISA).

Section 3.15 Margin Regulations. None of the Loan Parties or the Parent are engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Borrowing hereunder will be used to buy or carry any Margin Stock. Following the application of the proceeds of each Borrowing, not more than 25% of the value of the assets (either of each Loan Party or the Parent only or of the Loan Parties, the Parent and their respective Subsidiaries on a Consolidated Basis) will be Margin Stock.

Section 3.16 Solvency. The Loan Parties and each of their Subsidiaries, on a consolidated basis, are Solvent. The Parent and each of its Subsidiaries, on a consolidated basis, are Solvent.

Section 3.17 No Business Activity in Panama or Income from Panamanian Sources. None of the Loan Parties or the Parent engages in business activities in the Republic of Panama or generates income from Panamanian sources.

Section 3.18 Ranking. All payment obligations of the Loan Parties and the Parent, as applicable, under the Loan Documents constitute direct, unconditional and unsubordinated obligations, without any preference among themselves, of each Loan Party and the Parent, as applicable, and will rank at least pari passu with all other present and future unsubordinated and unsecured payment obligations of such Loan Party and the Parent, as applicable, except as the foregoing may be limited by applicable Debtor Relief Laws and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.19 No Immunity. None of the Loan Parties or the Parent or any of their respective assets has any immunity from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment, setoff, execution of a judgment or from any other legal process with respect to the Obligations.

Section 3.20 Collateral. The Security Documents create, or shall create when executed, delivered and all appropriate recordings shall have been made and all relevant fees have been paid, valid and enforceable first priority Liens over all the Collateral (subject to (a) Permitted Liens, (b) Liens mandatorily preferred by law and (c) Debtor Relief Laws).

Section 3.21 Burdensome Agreements. None of the Loan Parties nor any Subsidiary of any Loan Party has entered into any Contractual Obligation that imposes on any of their Subsidiaries a restriction on the ability of any such entity (i) to pay, directly or indirectly, dividends or make any other distributions in respect of its Equity Interests or pay any Indebtedness or other obligation owed to the Loan Parties or the Parent, (ii) to make loans or advances to the Loan Parties or the Parent, or (iii) to transfer any of its property or assets to the Loan Parties or the Parent except, in each case, as permitted by Section 6.09.

Section 3.22 Compliance with Swiss Non-Bank Rules.

(a) The Borrower is in compliance with the Swiss Non-Bank Rules; provided, that, for the purposes of determining compliance with the Swiss Non-Bank Rules pursuant to this Section 3.22, it shall be assumed that the aggregate number of Lenders under this Agreement which are not Qualifying Banks is ten (10).

(b)           The Borrower shall not be in breach of its obligations under paragraph (a) above if a Swiss Non-Bank Rule is breached as a result of one or more Lenders:

(i)           incorrectly declaring their status as to whether or not they are a Qualifying Bank or whether and/or count as one creditor;

(ii)          breaching the assignment or transfer restrictions pursuant to Section 10.04;

(iii)         ceasing to be a Qualifying Bank or ceasing to qualify as one creditor other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration or application of) any law or treaty, or any published practice or published concession of any relevant taxing authority; or

(iv)         transfers to, or other transactions with, persons not qualifying as Qualifying Banks after the occurrence of an Event of Default.

Section 3.23 Anti-money Laundering. (a) The operations of each Loan Party and the Parent are, and have been, conducted at all times in compliance with applicable financial recordkeeping and reporting requirements and anti-money laundering statutes in each of the jurisdictions in which such Loan Party and the Parent are incorporated or domiciled (as the case may be) and of all jurisdictions in which each Loan Party and the Parent conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, “Anti-Money Laundering Laws”); and (b) no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any Loan Party or the Parent with respect to Anti-Money Laundering Laws is pending, and to the best knowledge and belief of each Loan Party having made all reasonable inquiries, no such actions, suits or proceedings are threatened or contemplated.

ARTICLE 4
Conditions

Section 4.01 Closing Date. This Agreement shall become effective on the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.04):

(a)           Loan Documents.

(i)           Credit Agreement. The Administrative Agent (or its counsel) shall have received from each party hereto a counterpart of this Agreement signed on behalf of such party (which, subject to Section 10.06(b), may include any Electronic Signatures transmitted by emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page).

(ii)           Colombian Security Documents. The Administrative Agent (or its counsel) shall have received from each party thereto executed copies of each Colombian Security Document, each duly executed and delivered by each of the parties thereto and in form and substance reasonably satisfactory to the Administrative Agent.

(iii)         Fee Letters. The Administrative Agent (or its counsel) and the Arrangers, as applicable, shall have received copies of each Fee Letter duly executed and delivered by each of the parties thereto.

(b)           Opinions. The Administrative Agent (or its counsel) shall have received a favorable written opinion (addressed to each Agent and the Lenders and dated the Closing Date) of:

(i)           Gibson, Dunn & Crutcher LLP, special New York counsel to the Loan Parties and the Parent, substantially in the form of Exhibit E;

(ii)          Dentons Cardenas & Cardenas Abogados S.A.S., special Colombian counsel to the Loan Parties and the Parent, substantially in the form of Exhibit F;

(iii)         Baker McKenzie Switzerland AG, special Swiss counsel to the Loan Parties and the Parent, substantially in the form of Exhibit G;

(iv)         Mayer Brown LLP, special New York counsel to the Arrangers;

(v)          Posse Herrera Ruiz S.A.S., special Colombian counsel to the Arrangers; and

(vi)         Bär & Karrer AG, special Swiss counsel to the Arrangers.

(c)           Officer’s Certificate. The Administrative Agent (or its counsel) shall have received an officer’s certificate of each of the Loan Parties and the Parent, dated as of the Closing Date, substantially in the form of Exhibit H, with appropriate complete insertions and attachments, duly executed by a Responsible Officer of each Loan Party and the Parent, as applicable.

(d)           Collateral Matters.

(i)           The Administrative Agent shall have received duly executed copies of all agreements and certificates, if any, necessary to perfect, the Collateral Agent’s security interest in the Collateral created under the Colombian Security Documents; it being understood that the Collateral granted under the Colombian Security Documents will be enforceable (oponible) against third parties solely upon their registration before such registry in accordance with Section 4.02(e)(ii).

(ii)           The Administrative Agent shall have received, to the extent available and/or obtainable, the results of a recent lien search in each of the jurisdictions where the Collateral is located and any jurisdictions in which valid filings with respect to the Collateral may be in effect, and such search shall reveal no Liens on any of the assets except for the Permitted Liens.

(e)           Licenses and Consents. Except as otherwise set forth in Section 4.02(e), all licenses, consents, authorizations and approvals of, and notices to and filings and registrations with, any Governmental Authority, and all third-party consents and approvals, necessary in connection with the execution, delivery and performance of this Agreement and the other Loan Documents, which shall be in full force and effect.

(f)           Representations and Warranties. The Administrative Agent (or its counsel) shall have received a certificate, dated the Closing Date and signed by the Responsible Officer of each Loan Party and the Parent, confirming that the representations and warranties of such Person set forth in this Agreement and under any other Loan Document to which such Person is a party shall be (i) if such representation and warranty is qualified as to materiality or by reference to the existence of a Material Adverse Effect, true and correct to the extent of such qualification as of the Closing Date, or (ii) if such representation and warranty is not so qualified, true and correct on and as of the Closing Date, except to the extent that such representation and warranty specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

(g)           Process Agent. The Administrative Agent (or its counsel) shall have received the written agreement of the Process Agent (i) accepting its irrevocable and unconditional appointment to act as agent for service of process with respect of each Loan Party pursuant to Section 10.09 for a period ending no earlier than the date falling at least six (6) months after the Maturity Date and (ii) confirming that all corresponding Process Agent’s fees have been paid in full for the full term of the appointment.

(h)           Financial Statements. The Administrative Agent (or its counsel) shall have received (i) the audited Consolidated financial statements of the Parent and its Consolidated Subsidiaries reported by the Auditors as of and for the fiscal year ended December 31, 2024 and (ii) the unaudited financial statements of the Borrower and GTOC, and their respective Consolidated Subsidiaries as of and for the fiscal year ended December 31, 2024 (collectively, the “Historical Financial Statements”).

(i)            Know-your-Customer. (i) The Administrative Agent shall have received, at least five (5) Business Days prior to the Closing Date, all documentation and other information regarding any Loan Party or the Parent requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing to such Loan Party or the Parent, as applicable, at least 10 days prior to the Closing Date and (ii) to the extent any Loan Party or the Parent qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Closing Date, any Lender that has requested, in a written notice to such Loan Party or the Parent, as applicable, at least 10 days prior to the Closing Date, a Beneficial Ownership Certification in relation to such Person shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

(j)            No Material Adverse Effect. Since December 31, 2024, there shall have been no event or circumstance that, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(k)           Fees and Expenses. Each Agent shall have received evidence that all fees (including fees payable to counsel to the Arrangers) and other amounts due and payable on or prior to the Closing Date (or shall have received evidence that the Loan Parties or the Parent, as applicable, have made arrangements to pay such fees), including, to the extent invoiced, reimbursement or payment of all out of pocket reasonable and documented expenses required to be reimbursed or paid by such Loan Party or the Parent, as applicable, hereunder or under any other Loan Document have been paid.

(l)            No Default or Event of Default. As of the Closing Date, no Default or Event of Default shall have occurred and be continuing.

(m)           Reserve Report. The Administrative Agent shall have received a Reserve Report with respect to the Oil and Gas Properties owned by the Loan Parties on the Closing Date.

For purposes of determining whether the Closing Date has occurred, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent or such Lender, as the case may be, unless such Lender has notified the Administrative Agent of any disagreement prior to the Closing Date.

Section 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions (except for those conditions described below that need to be satisfied solely with respect to the initial Borrowing):

(a)           Representations and Warranties. The representations and warranties of the Loan Parties set forth in this Agreement under any other Loan Document to which such Loan Party is a party shall be (i) if such representation and warranty is qualified as to materiality or by reference to the existence of a Material Adverse Effect, true and correct to the extent of such qualification as of the date of such Borrowing, or (ii) if such representation and warranty is not so qualified, true and correct on and as of the date of such Borrowing, except, in each case, to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

(b)           No Default or Event of Default. At the time of and immediately after giving effect to such Borrowing and the use of proceeds thereof, no Default or Event of Default shall have occurred and be continuing.

(c)           Borrowing Request. The Administrative Agent shall have received a Borrowing Request duly executed and delivered by the Borrower.

(d)           Notes. Solely in connection with the initial Borrowing, such Lender shall have received (i) a Principal and Interest Note and (ii) an Other Amounts Note, in each case, evidencing such Loan or other amounts as set forth therein, in each case duly executed and delivered by the Borrower as debtor (deudor) and each Guarantor as guarantor (avalista); provided that, each Note shall have been duly notarized (reconocimiento de firma y contenido) by the signatories thereto before a Colombian notary public (notario público).

(e)           Notice and Acknowledgments. The Administrative Agent (or its counsel) shall have received copies of each Notice and Acknowledgment duly executed and delivered by each of the parties thereto.

(f)           Colombian Security Documents. Solely in connection with the initial Borrowing, the Administrative Agent shall have received satisfactory evidence that (i) all filings required be the applicable laws of Colombia have been made in connection with the Colombian Security Documents, including the registrations with the Colombian Registro de Garantias Mabiliarias; and (ii) all filing, recordation, subscription and registration fees and all recording and other similar fees and all Taxes payable to any competent Governmental Authority related to any filings required by the laws of Colombia in respect of the Colombian Security Documents have been paid in full by or on behalf of the applicable Loan Party.

(g)           Collateral Accounts. The Administrative Agent shall have received evidence in form and substance satisfactory to the Administrative Agent (acting at the direction of the Required Lenders) that solely in connection with the initial Borrowing, the Collection Account have been established.

(h)           Powers of Attorney. Solely in connection with the initial Borrowing, delivery of duly executed powers of attorney, irrevocable instructions or similar instruments authorizing the Administrative Agent, the Collateral Agent or their representative to appear before ANH, Ecopetrol and any other Governmental Authority to request their consent to enforce the Pledge over E&P Agreements.

(g)           Account Control Agreement. Solely in connection with the initial Borrowing, the Administrative Agent (or its counsel) shall have received (i) from each party thereto an executed copy of the Account Control Agreement, duly executed and delivered by each of the parties thereto and in form and substance reasonably satisfactory to the Required Lenders and any other document (if any) that may be required by the Collateral Agent in order to perfect the security interest in the Collection Accounts, (ii) a legal opinion from Baker McKenzie Switzerland AG, special Swiss counsel to the Borrower and GTOC, and (iii) a legal opinion from Gibson, Dunn & Crutcher LLP, special New York counsel to the Borrower and GTOC as to perfection of the security interest in the Collateral.

Each Borrowing shall be deemed to constitute a representation and warranty by each Loan Party on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE 5
Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, each Loan Party and the Parent covenants and agrees with the Lenders that:

Section 5.01 Financial Statements; Ratings Change and Other Information. Each Loan Party and the Parent shall furnish to the Administrative Agent and each Lender:

(a)           (i) within 90 days after the end of each fiscal year of Parent (commencing with the fiscal year ended December 31, 2025), (ii) within 120 days after the end of each fiscal year of each Colombian branch of a Loan Party (commencing with the fiscal year ended December 31, 2024), if any, (iii) within 180 days after the end of each fiscal year of each Loan Party (commencing with the fiscal year ended December 31, 2024) and (iv) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent (commencing with the fiscal quarter ending March 31, 2025), such Person’s audited balance sheet and related statements audited balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal year or fiscal quarter, as applicable (and, in case of clauses (i), (iii) and (iv), such financial statements shall be Consolidated) setting forth in each case in comparative form the figures for the previous fiscal year or fiscal quarter, in each case, all reported on by the applicable Auditors (without a “going concern” or like qualification commentary or exception) to the effect that such financial statements present fairly in all material respects the financial condition and results of operations of the Parent, such Loan Party or such branch, as applicable, and, with respect to clauses (i), (iii) and (iv), their respective Consolidated Subsidiaries on a Consolidated basis in accordance with Applicable Accounting Principles consistently applied;

(b)           (i) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of each Loan Party (commencing with the fiscal quarter ending March 31, 2025), (ii) within 60 days after the end of each of the first three fiscal quarters of each fiscal year of each Colombian branch of a Loan Party (commencing with the fiscal quarter ending March 31, 2025) and (iii) within 70 days after the end of each fiscal year of each Loan Party and each Colombian branch of a Loan Party (commencing with the fiscal year ended December 31, 2025), in each case, its Consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal year or fiscal quarter, as applicable, and the then elapsed portion of the fiscal year, if applicable, setting forth in each case in comparative form the figures as of the end of and for the previous fiscal year or the corresponding period or periods of the previous fiscal year, as applicable, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of such Loan Party or the Parent (as applicable) and their respective Consolidated Subsidiaries on a Consolidated Basis in accordance with Applicable Accounting Principles consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)           concurrently with any delivery of financial statements of the Parent under clauses (a) or (b) above, a Compliance Certificate (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth, in reasonably detail, calculations demonstrating compliance with Section 6.12 and (iv) stating whether any change in Applicable Accounting Principles or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)           promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Loan Party, the Parent or any Group Subsidiary with the SEC or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be;

(e)           promptly after receipt thereof by any Loan Party, the Parent or any Group Subsidiary, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by the SEC or such other agency regarding financial or other operational results of any Loan Party, the Parent or any Group Subsidiary;

(f)           promptly following any request therefor, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party or the Parent by independent accountants in connection with the accounts or books of any Loan Party, the Parent or any Group Subsidiary, or any audit of any of them as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request;

(g)           on or about April 1 of each fiscal year (commencing with April 1, 2026), a Reserve Report (together with all other reports, data or supplemental information reasonably required by the Calculation Agent) with respect to the Oil and Gas Properties owned by the Loan Parties as of December 31 of the immediately preceding fiscal year, together with a certificate from a Responsible Officer in substantially the same form as Exhibit J (a “Reserve Report Certificate”) of the Parent certifying that: (A) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct, (B) the Loan Parties own good and defensible direct or indirect title to the Oil and Gas Properties evaluated in such Reserve Report and such Oil and Gas Properties are free and clear of any Liens except for Liens permitted by Section 6.02, (C) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments with respect to the Oil and Gas Properties which would require any Loan Party or any Subsidiary thereof to deliver Hydrocarbons produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, and (D) none of such Oil and Gas Properties have been sold since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which certificate shall list the Oil and Gas Properties sold in reasonable detail; and

(h)           promptly following any request therefor, (x) such other information regarding the operations, business affairs and financial condition of any Loan Party or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request and (y) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

Documents required to be delivered pursuant to Section 5.01(a), (b), (e) or (g) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR); or (ii) on which such documents are posted on any Loan Party’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether made available by the Administrative Agent); provided that: (A) upon written request by the Administrative Agent (or any Lender through the Administrative Agent) to any Loan Party, such Loan Party shall deliver paper copies of such documents to the Administrative Agent or such Lender until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) each Loan Party shall notify the Administrative Agent and each Lender (by electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by any Loan Party with any such request by a Lender for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such document to it and maintaining its copies of such documents.

Section 5.02 Notices of Material Events. Each Loan Party and the Parent shall furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)           the occurrence of any Default;

(b)           the filing or commencement of any Proceeding by or before any arbitrator or Governmental Authority against or affecting the Parent, any Loan Party or any Group Subsidiary, including pursuant to any applicable Environmental Laws, that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)           the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in material liability to any of the Loan Parties or their ERISA Affiliates;

(d)           notice of any action arising under any Environmental Law or of any noncompliance by the Parent, any Loan Party or any Group Subsidiary with any Environmental Law or any permit, approval, license or other authorization required thereunder that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(e)           any material change in accounting or financial reporting practices by the Parent, any Loan Party or any Group Subsidiary;

(f)            any change in the credit ratings from a credit rating agency, or the placement by a credit rating agency of any Loan Party on a “CreditWatch” or “WatchList” or any similar list, in each case with negative implications, or the cessation by a credit rating agency of, or its intent to cease, the rating of the Parent’s, any Loan Party’s or any Group Subsidiary’s debt;

(g)           any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect; and

(h)           any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.

Each notice delivered under this Section 5.02 shall be in writing and shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03 Existence; Conduct of Business. Each Loan Party and the Parent shall, and shall cause each Group Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03(a).

Section 5.04 Payment of Obligations. Each Loan Party and the Parent shall, and shall cause each Group Subsidiary to, pay its obligations, including Tax liabilities, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with Applicable Accounting Principles and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.05 Maintenance of Properties; Insurance. Each Loan Party and the Parent shall, and shall cause each Group Subsidiary to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

Section 5.06 Books and Records; Inspection Rights. Each Loan Party and the Parent shall, and shall cause each Group Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Each Loan Party and the Parent shall, and shall cause each Group Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon at least three (3) Business Days’ prior written notice, to visit and inspect its properties, to examine and make extracts from its books and records, to discuss its affairs, finances and condition with its officers and independent accountants; provided that the Administrative Agent and the Lenders, taken as a whole, shall not exercise such rights more often than two (2) times during any fiscal year absent the existence of an Event of Default and, in any event, only one such time shall be at the Borrower’s expense, and provided, further, that when an Event of Default has occurred and is continuing, the Administrative Agent (or any of its designated representatives) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

Section 5.07 Compliance with Laws; Environmental Matters.

(a)           Each Loan Party and the Parent shall, and shall cause each Group Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)           Except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, each Loan Party and the Parent will, and will cause each Group Subsidiary to, (i) comply with all Environmental Laws, (ii) obtain, maintain in full force and effect and comply with any permits, licenses or approvals required by any Environmental Law for the facilities or operations of such Loan Party, the Parent or any Group Subsidiary, and (iii) conduct any investigation, study, sampling or testing, and undertake any corrective cleanup, removal, response, remedial or other action necessary to identify, report, remove or clean up all Hazardous Materials present or released at, on, in under or from any facilities or real properties of such Loan Party, the Parent or any Group Subsidiary.

Section 5.08 Use of Proceeds. (a)      The proceeds of the Loans shall be used only (i) to finance the working capital requirements of the Borrower and its Subsidiaries; (ii) to pay transaction costs, fees and expenses in connection with the Transactions; (iii) subject to the definition of “Permitted Acquisition”, to finance certain acquisitions from time to time; and (iv) for other general corporate purposes of the Borrower and its Subsidiaries.

(b)           No part of the proceeds of any Loan shall be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Federal Reserve Board, including Regulations T, U and X. The Borrower shall not request any Borrowing, and the Borrower shall not use, and shall procure that any Loan Party, the Parent or any of their respective Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 5.09 Accuracy of Information. Each Loan Party and the Parent shall, and shall cause each Group Subsidiary to, ensure that any information, including financial statements or other documents (other than projections, other forward-looking information and information of a general economic or industry-specific nature), furnished to any Agent or the Lenders in connection with this Agreement or any amendment or modification hereof or waiver hereunder contains no material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to financial projections, the Loan Parties and Parent will cause such projections to be prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that such projections, other forward-looking information and information of a general economic or industry-specific nature are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the Parent and/or the Loan Parties’ control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ from projected results and that such differences may be material). The furnishing of such information shall be deemed to be a representation and warranty by such Loan Party on the date thereof as to the matters specified in this Section.

Section 5.10 Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. Each Loan Party and the Parent shall, and shall cause each of its Subsidiaries to, maintain in effect policies and procedures designed to ensure compliance by each Loan Party, such Subsidiaries, and their respective directors, officers, employees, and agents with Anti-Money Laundering Laws, Anti-Corruption Laws, the FCPA and applicable Sanctions.

Section 5.11 Reserved.

Section 5.12 Further Assurances.

(a)           Each Loan Party and the Parent shall take, and shall cause each Group Subsidiary (as applicable) to, at such Loan Party’s or Parent’s expense, take, such actions as are necessary or any Agent (at the direction of the Required Lenders) may reasonably request in writing from time to time in order to effect fully the purposes of this Agreement and the other Loan Documents to which such Loan Party is a party.

(b)           At all times hold and maintain a first priority perfected Lien in all Collateral (other than with respect to Permitted Liens and other than with respect to any Collateral Disposed in a manner not prohibited hereunder) pursuant to the terms of the Security Documents for the sole and exclusive benefit of the Collateral Agent, acting for its benefit and the benefit of the other Secured Parties.

Section 5.13 Preservation of Liens. Each Loan Party shall:

(a)           take all actions reasonably necessary and requested by the Administrative Agent (at the direction of the Required Lenders) to maintain and preserve the Liens created or purported to be created by the Security Documents and the priority of such Liens; and

(b)           without limiting the foregoing, promptly upon request by any Agent, or the Administrative Agent (at the direction of the Required Lenders), execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other documents and instruments as any Agent, or the Administrative Agent (at the direction of the Required Lenders), may reasonably require from time to time in order to ensure that, at all times:

(i)           subject to Section 5.15, all Marketing Agreements (other than Marketing Agreements that are permitted to be terminated hereunder) remain subject to the Pledge over Marketing Agreements;

(ii)          subject to Section 5.15, all E&P Agreements (other than E&P Agreements that are permitted to be terminated hereunder) remain subject to the Pledge over E&P Agreements;

(iii)         Subject to Sections 5.15 and 5.19, all O&M Agreements (other than O&M Agreements that are permitted to be terminated hereunder) remain subject to the Pledge over O&M Agreements;

(iv)         all tangible and intangible assets constituting Collateral and owned by the Borrower (except for) any such assets that are Disposed in a manner not prohibited hereunder) remain subject to the Pledge over GTEC’s Assets; and

(v)          all tangible and intangible assets constituting Collateral and owned by GTOC (except for any such assets that are Disposed in a manner not prohibited hereunder) that are part of its commercial establishment (establecimiento de comercio) in Colombia and remain subject to the Pledge over GTOC’s Establishment.

Section 5.14 Ranking. Each Loan Party and the Parent shall ensure that all payment obligations of such Person under the Loan Documents constitute direct, unconditional and unsubordinated obligations, without any preference among themselves, of such Loan Party and the Parent and shall rank at least pari passu with all other present and future unsubordinated and unsecured general obligations of such Person, except as the foregoing may be limited by applicable Debtor Relief Laws and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 5.15 Additional Marketing Agreements; E&P Agreements and O&M Agreements.

(a)           No later than five (5) Business Days following execution of any Marketing Agreement, E&P Agreement or O&M Agreement (as applicable) after the Closing Date (or such later date approved by the Administrative Agent (at the direction of the Required Lenders), each Loan Party shall notify the Administrative Agent thereof and shall provide a true and correct copy of such agreement duly executed by all parties thereto. The Loan Parties shall promptly cause each Marketing Agreement, E&P Agreement and O&M Agreement to be subject to the Pledge over Marketing Agreements, Pledge over E&P Agreements or Pledge over O&M Agreements in accordance with the terms and provisions provided in the Colombian Security Documents.

(b)           No later than five (5) Business days after the written request therefor by the Administrative Agent (at the request of the Required Lenders) with respect to any Marketing Agreement or O&M Agreement executed after the Closing Date, each applicable Loan Party that is a party thereto shall deliver evidence, in form and substance reasonably satisfactory to the Administrative Agent, of the consent by the applicable counterparty to the additional or replacement Marketing Agreement or O&M Agreement, as applicable, of the Pledge over Marketing Agreements or the Pledge over O&M Agreements, as applicable.

Section 5.16 [Reserved.]

Section 5.17 E&P Agreements. The Loan Parties shall cooperate in good faith to facilitate the enforcement of the Pledge over E&P Agreements, including but not limited to granting any powers of attorney required for the Lenders or Collateral Agent to appear before ANH, Ecopetrol and/or any other applicable Governmental Authority and request their consent to the enforcement, upon written request therefor by the Required Lenders or Collateral Agent (acting at the direction of the Required Lenders).

Section 5.18 Collateral Accounts; Notice and Acknowledgment.

(a)           [Reserved].

(b)           The Borrower and, if applicable, any other Loan Party shall, as applicable, open and maintain one or more Collection Accounts held at the Borrower or such Loan Party and direct the relevant counterparties to deposit all Collections in the applicable Collection Account in accordance with the terms of each Notice and Acknowledgment.

(c)           The Borrower shall promptly cause each off-taker party to a Marketing Agreement or O&M Agreement, as applicable, to execute a Notice and Acknowledgment, which Notice and Acknowledgement shall require that such off-taker agree that all Collections related to such Marketing Agreement or such O&M Agreement, as applicable, are deposited in the applicable Collection Account.

Section 5.19 Colombian Security Documents.

(a)           No later than thirty (30) days after the Closing Date, the Administrative Agent shall have received copies or evidence of consent, as the case may be, of the applicable consents to be obtained from the off-takers under the Marketing Agreements, in connection with the Pledge over Marketing Agreements.

(b)           No later than forty-five (45) days after the Closing Date, the Administrative Agent shall have received copies of evidence of consent, as the case may be, of the applicable consents to be obtained from the counterparties to the O&M Agreements, in connection with the Pledge over O&M Agreements.

Section 5.20 Hedging Requirement. If following the Borrowing of any Loans (the date of such Borrowing, the “Specified Borrowing Date”), the aggregate principal amount of all outstanding Loans is greater than US$25,000,000, the Borrower (and, in the case of clause (b), each Loan Party) shall, no later than ten (10) Business Days after the Specified Borrowing Date (the “Hedging Requirement Date”), be required to (a) implement and comply in all respects with the Hedging Requirement as described in Schedule VI and after the Hedging Requirement has been met, promptly deliver to the Administrative Agent, evidence that such Hedging Requirement has been implemented and (b) to the extent required to comply with the Hedging Requirement, execute, and cause the Guarantors to execute, the Intercreditor Agreement; provided, that, at any time on which the aggregate principal amount of all outstanding Loans is equal to or lesser than US$25,000,000 (including if the aggregate principal amount of all outstanding Loans is equal to less than US$25,000,000 prior to the applicable Hedging Requirement Date), the Borrower shall not be required to implement or comply with the Hedging Requirement.

Section 5.21 Binding Obligations. Use commercially reasonable efforts to ensure that each E&P Agreement, O&M Agreement and Marketing Agreement remains the legal, valid and binding obligations of each of the parties thereto; provided that this Section 5.21 shall not restrict the termination of E&P Agreement, O&M Agreement or Marketing Agreement by the Loan Parties in accordance with the terms thereof so long as no Event of Default would arise as a result of such termination pursuant to Section 7.01(q).

Section 5.22 Compliance with Swiss Non-Bank Rules. (a) For so long as the Non-Bank Rules are in force, the Borrower shall at all times ensure that it complies with the Non-Bank Rules; provided, that, for the purposes of determining compliance with the Swiss Non-Bank Rules pursuant to this Section 5.22, the Borrower shall assume that the aggregate number of Lenders under this Agreement which are not Qualifying Banks is ten (10).

(b)           The Borrower shall not be in breach of its obligations under paragraph (a) above if a Swiss Non-Bank Rule is breached as a result of one or more Lenders:

(i)           incorrectly declaring their status as to whether or not they are a Qualifying Bank and/or count as one creditor;

(ii)          breaching the assignment or transfer restrictions pursuant to Section 10.04;

(iii)         ceasing to be a Qualifying Bank or qualify as one creditor other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration or application of) any law or treaty, or any published practice or published concession of any relevant taxing authority; or

(iv)         transfers to, or other transactions with, persons not qualifying as Qualifying Banks after the occurrence of an Event of Default.

ARTICLE 6
Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, each Loan Party covenants and agrees with the Lenders that:

Section 6.01 Indebtedness. Each of the Loan Parties shall not, and shall not permit any of their Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(a)           Indebtedness incurred in connection with any Hydrocarbon Hedge Agreement entered in accordance with the terms of this Agreement or any other unsecured Swap Contract entered into in the ordinary course of business and not for speculative purposes;

(b)           Indebtedness existing on the date hereof and set forth in Schedule III;

(c)           Indebtedness of any Loan Party to any of its respective Subsidiaries and of any of its respective Subsidiaries to any Loan Party or any other Subsidiary;

(d)           Guarantees by any Loan Party of Indebtedness of any of its respective Subsidiaries and by any of its respective Subsidiaries of Indebtedness of any Loan Party or any other Subsidiary;

(e)           Indebtedness of the Loan Parties or any of their Subsidiaries incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed US$10,000,000 at any time outstanding;

(f)            Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted by this clause (f) shall not exceed US$10,000,000 at any time outstanding;

(g)           Subordinated Indebtedness;

(h)           Indebtedness of the Loan Parties or any of their Subsidiaries as an account party in respect of letters of credit, demand guarantees and similar independent undertakings incurred in the ordinary course of business;

(i)            unsecured intercompany Indebtedness among the Loan Parties;

(j)            endorsements of negotiable instruments for collection in the ordinary course of business;

(k)            Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(l)            Indebtedness incurred to finance premiums due or to become due on any property, casualty, liability or other insurance policies for any Loan Party or any Subsidiary;

(m)           Indebtedness consisting of (i) indemnities or obligations in respect of purchase price adjustments, working capital adjustments and other similar payments, (ii) earn-outs and (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller pursuant to a binding and enforceable agreement containing a requirement that such holdback be refunded to such seller;

(n)           accounts payable to trade creditors created or assumed in the ordinary course of business or which is customary in the ordinary course of business in connection with the obtaining of goods or services and Indebtedness representing deferred compensation to employees, consultants or independent contractors of the Loan Parties and its Subsidiaries incurred in the ordinary course of business;

(o)           Indebtedness consisting of obligations under performance bonds, bid bonds, appeal bonds and sureties and similar obligations provided to any Governmental Authority or other Person that are (i) required by governmental requirements or by Governmental Authorities, including (x) in connection with the operation of the Oil and Gas Properties (including with respect to plugging facility removal and abandonment of its Oil and Gas Properties) and (y) with respect to utilities reasonably required for the operation of the Loan Parties and (ii) otherwise in the ordinary course of business if not incurred in connection with Indebtedness for borrowed money;

(p)           Indebtedness secured solely by Excluded Assets in an aggregate principal amount not exceeding US$20,000,000 at any time outstanding so long as such Indebtedness and the security interest granted thereby, in the reasonable judgment of the Required Lenders, does not negatively impact the economic value of the Collateral (it being understood that Indebtedness of the Loan Parties pursuant to a revolving credit facility (i) that does not contain provisions restricting the pledge of Collateral in favor of the Collateral Agent and (ii) that is secured by assets located in Ecuador (and other Excluded Assets related to such assets) is deemed by the Required Lenders to not negatively impact the economic value of the Collateral);

(q)           secured Indebtedness incurred in connection with any Swap Contract so long as: (i) such Indebtedness is not incurred for speculative purposes, (ii) the only Property securing such Indebtedness is in the form of cash collateral and (iii) such Indebtedness shall not exceed US$5,000,000 at any time outstanding; and

(r)            other unsecured Indebtedness in an aggregate principal amount not exceeding US$10,000,000 at any time outstanding.

Section 6.02 Liens. Each of the Loan Parties shall not, and shall not permit any of their Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)           Permitted Encumbrances;

(b)           Liens created under the Security Documents;

(c)           any Lien on any property or asset of any of the Loan Parties or any of their Subsidiaries existing on the date hereof and set forth in Schedule IV; provided that (i) such Lien shall not apply to any other property or asset of the Loan Parties or any of their Subsidiaries and (ii) such Lien shall secure only those obligations which it secures on the date hereof;

(d)           any Lien existing on any property or asset prior to the acquisition thereof by any Loan Party or any of their Subsidiaries or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Loan Parties or any of their Subsidiaries and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be;

(e)           Liens on fixed or capital assets acquired, constructed or improved by the Loan Parties or any of their Subsidiaries; provided that (i) such security interests secure Indebtedness permitted by Section 6.01(e), (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of such Loan Party or any of their Subsidiaries;

(f)            Liens securing hedging obligations permitted pursuant to Section 6.06;

(g)           Liens securing obligations permitted by Section 6.01(h);

(h)           Liens securing obligations permitted by Section 6.01(p);

(i)            Liens in the form of cash collateral relating to any Swap Contract entered in accordance with Section 6.01(q); and

(j)            Liens on the property or assets of any Loan Party, in an aggregate principal amount which, when taken together with all other Liens on the property or assets of the Loan Parties incurred pursuant to this clause (i) and outstanding on the date of such incurrence, does not exceed US$10,000,000.

Section 6.03 Fundamental Changes. (a) No Loan Party shall, and shall not permit any of its Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or otherwise Dispose of all or substantially all of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that (i) any Subsidiary of any Loan Party may merge into any Loan Party in a transaction in which such Loan Party is the surviving corporation, (ii) any Subsidiary of any Loan Party may merge into any Subsidiary of any Loan Party in a transaction in which the surviving entity is a Subsidiary of any Loan Party, (iii) any Loan Party may merge into any other Loan Party, (iv) any Subsidiary of any Loan Party may Dispose of its assets to any Loan Party or to another Subsidiary of any Loan Party, (v) any Person may merge into a Loan Party in connection with an acquisition permitted pursuant to Section 6.05 so long as the surviving entity is a Loan Party, (vi) any Loan Party may Dispose of its assets to any other Loan Party, (vii) in connection with a Specified Ecuadorian Transaction so long as the consummation thereof does not materially and adversely affect the rights of the Secured Parties under the Loan Documents (including in the Collateral) and (viii) any Subsidiary of any Loan Party may liquidate or dissolve if such Loan Party determines in good faith that such liquidation or dissolution is in the best interests of such Loan Party and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.05.

(b)           No Loan Party shall, and shall not permit any of its Subsidiaries to, engage to any material extent in any business other (i) than businesses of the type conducted by such Loan Party and their Subsidiaries on the date of execution of this Agreement, (ii) the exploration, development, operation, production, ownership and sale of Hydrocarbons and (iii) activities and businesses reasonably related or incidental to the foregoing clauses (i) and (ii).

(c)           No Loan Party shall permit its fiscal year to end on a day other than December 31 or change the Borrower’s method of determining its fiscal quarters.

Section 6.04 Dispositions. Each of the Loan Parties shall not, and shall not permit any Subsidiary to, make any Disposition, except:

(a)           Dispositions of obsolete or worn out, depleted or uneconomic property in the ordinary course of business or equipment that is contemporaneously replaced by equipment or other property of comparable value;

(b)           Dispositions of Hydrocarbons sold as produced, inventory and Permitted Investments in the ordinary course of business;

(c)           Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)           (i) Dispositions of property by any Subsidiary of any Loan Party to such Loan Party or to a Subsidiary and (ii) Dispositions of property by any Loan Party to another Loan Party;

(e)           Dispositions permitted by Section 6.03(a);

(f)            leases, licenses, subleases or sublicenses granted in the ordinary course of business and on ordinary commercial terms that do not interfere in any material respect with the business of the Loan Parties and their Subsidiaries;

(g)           Dispositions of intellectual property rights that are no longer used or useful in the business of the Loan Parties and their Subsidiaries;

(h)           the discount, write-off or Disposition of accounts receivable overdue by more than ninety (90) days, in each case in the ordinary course of business;

(i)            Restricted Payments permitted by Section 6.07, investments permitted by Section 6.05 and transactions permitted by Section 6.03;

(j)            the sale or other Disposition of Oil and Gas Properties to which no proved reserves are attributable, including farmouts of undeveloped acreage or undrilled depths to which no proved reserves are attributable and assignments in connection with such farmouts;

(k)           surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(l)            the licensing or sublicensing of intellectual property, including, without limitation, licenses for seismic data, in the ordinary course of business and which do not materially interfere with the business of the Loan Parties and their Subsidiaries or materially impair the rights of the Secured Parties in the Collateral;

(m)           Dispositions of Oil and Gas Properties in exchange for Oil and Gas Properties held by another Person so long as such Disposition and exchange is made at Fair Market Value;

(n)           Dispositions constituting unwinds of hedge agreements subject to compliance with Section 2.01(b)(vi);

(o)           to the extent constituting a Disposition, any Specified Ecuadorian Transaction so long as such Disposition does not materially and adversely affect the rights of the Secured Parties under the Loan Documents (including in the Collateral);

(p)           Dispositions of funds collected for the beneficial interest of, or of the interest owned by, royalty, overriding royalty or working interest owners; and

(q)           Dispositions by the Loan Parties and their Subsidiaries not otherwise permitted under this Section; provided that, (i) the aggregate value of all property Disposed of pursuant to this clause (q) shall not exceed in the aggregate US$15,000,000, (ii) seventy five percent (75%) of the consideration received in respect of such Disposition shall be cash or cash equivalents, (iii) the consideration received in respect of such Disposition shall be equal to or greater than the fair market value of the Oil and Gas Property the subject of the Disposition, interest therein or Loan Party subject of such Disposition (as reasonably determined by the Borrower), and (iv) the Borrower shall make any prepayments required by Section 2.01(b)(vi).

Section 6.05 Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party shall, and shall not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a)           Permitted Investments;

(b)           (i) investments by the Loan Parties existing on the date hereof in the capital stock of its Subsidiaries; (ii) investments by one Loan Party in any other Loan Party; (iii) investments by non-Loan Party Subsidiary in another non-Loan Party Subsidiary; and (iv) investments by a non-Loan Party Subsidiary into a Loan Party;

(c)           loans or advances made by any Loan Party to any of their Subsidiaries and made by any Subsidiary of the Loan Parties to the Loan Parties or any other Subsidiary of the Loan Parties;

(d)           (i) Guarantees constituting Indebtedness permitted by Section 6.01(d); and (ii) guarantees by the Borrower or any Subsidiary for the performance or payment obligations of the Borrower or any Subsidiary which obligations were incurred in the ordinary course of business and do not constitute Debt;

(e)            Investments in Permitted Acquisitions;

(f)            Investments consisting non-cash proceeds of dispositions of assets to the extent permitted by the terms of this Agreement;

(g)           Investments funded with net proceeds of any offering of Capital Stock (other than Disqualified Stock) in the Borrower or with capital contributions received by the Borrower to its common equity capital from the holders of its Equity Interests within ninety (90) days prior to the making of any such Investment;

(h)           Additional Investments having a Fair Market Value, taken together with all other investments made pursuant to this clause (h) that are at the time outstanding, not to exceed $US10,000,000 at the time of such investment (with the Fair Market Value of each investment being measured at the time made and without giving effect to subsequent changes in value); and

(i)           Any Loan Party, or any Subsidiary thereof may make an Investment if immediately before and after giving effect thereto, no Default shall have occurred and be continuing.

Section 6.06 Swap Contracts. None of the Loan Parties shall, and shall not permit any of its Subsidiaries to, enter into any Swap Contracts, except (a) Hydrocarbon Hedge Agreements entered into in connection with the Hedging Requirement, (b) Hydrocarbon Hedge Agreements and other Swap Contracts entered into to hedge or mitigate risks to which any Loan Party or any of their Subsidiaries has actual exposure (other than those in respect of Equity Interests of each of the Loan Parties or any of their Subsidiaries), and (c) Swap Contracts entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any of the Loan Parties or any of their Subsidiaries.

Section 6.07 Restricted Payments. None of the Loan Parties shall, and shall not permit any Subsidiary to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so; provided that:

(a)           any Loan Party, or any Subsidiary thereof may declare or make a Restricted Payment if immediately before and after giving effect thereto no Default shall have occurred and be continuing;

(b)           the Borrower may declare and pay distributions and dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Capital Stock);

(c)           (i) Subsidiaries of the Borrower may declare and pay distributions and dividends ratably with respect to their Equity Interests to the Borrower or any Loan Party; and (ii) any non-Loan Party Subsidiary of the Borrower may declare and pay distributions and distributions and dividends ratably with respect to their Equity Interests to any other non-Loan Party Subsidiary;

(d)           to the extent constituting a Restricted Payment, any Specified Ecuadorian Transaction; and

(e)           prepay, retire, redeem, purchase, defease or change or make or arrange for any prepayment, retirement, redemption, purchase, defeasance or exchange of any Subordinated Indebtedness (i) with the proceeds from any Restricted Payment made in accordance with this Section 6.07, (ii) with the proceeds of any other Indebtedness incurred by a Loan Party or any of its Subsidiaries and permitted by this Agreement or (iii) the conversion or exchange of such Subordinated Indebtedness for or into Capital Stock (other than Disqualified Stock).

Section 6.08 Transactions with Affiliates. None of the Loan Parties shall, and shall not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to such Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among each of the Loan Parties and its Subsidiaries not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.07, (d) any Investments permitted by Section 6.07, (e) any Indebtedness incurred pursuant to Section 6.01, (f) transactions between or among the Borrower and any other Loan Party, (g) transactions between or among any Subsidiaries that are not Loan Parties, (h) compensation to, and the terms of any employment contracts with, individuals who are officers, managers, employees or directors of the Borrower in the ordinary course of business; and (i) fees and compensation to, and indemnity provided on behalf of, officers, directors, and employees of the Borrower (or any direct or indirect parent thereof) or any Subsidiary in their capacity as such, to the extent such fees and compensation are customary and (j) any Specified Ecuadorian Transaction so long as the consummation thereof does not materially and adversely affect the rights of the Secured Parties under the Loan Documents (including in the Collateral).

Section 6.09 Restrictive Agreements. None of the Loan Parties shall, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of each of the Loan Parties or any of their Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary of any of the Loan Parties to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to any of the Loan Parties or any other Subsidiary of the Loan Parties or to Guarantee Indebtedness of any of the Loan Parties or any other Subsidiary of the Loan Parties; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule V (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale; provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, (vi) clause (a) of the foregoing shall not apply to restrictions that are imposed by any Governmental Authority and (vii) clause (a) of the foregoing shall not apply to agreements and understandings contained in joint venture agreements or other similar agreements entered into in the ordinary course of business in respect to the disposition or distribution of assets of such joint venture.

Section 6.10 Business Activity.

(a)           None of the Parent, the Loan Parties nor any of their respective Subsidiaries shall undertake any business activities in the Republic of Panama or shall have any income from sources domiciled in such jurisdiction.

(b)           None of the Parent, the Loan Parties or any of their respective Subsidiaries shall undertake or develop any business activities in Colombia, except if undertaken or developed directly by the Borrower or GTOC.

Section 6.11 O&M Services Provider Replacement. The Loan Parties shall not enter into any additional or replacement O&M Agreement with an O&M Service Provider other than Confipetrol, without the prior written consent from the Lenders, subject to compliance with Section 5.15.

Section 6.12 Financial Covenants. The Parent shall fail on the last day of any fiscal quarter to maintain, on a Consolidated Basis:

(a)           a Consolidated Net Debt to Consolidated Adjusted EBITDA Ratio not greater than 3.00 to 1.00; and

(b)           a Consolidated Interest Coverage Ratio not less than 2.50 to 1.00.

Section 6.13 Limitation on Prepayments and Amendments of Certain Indebtedness. None of the Loan Parties nor any of its Subsidiaries shall waive, amend, supplement, modify, terminate or release any of the provisions with respect to any Subordinated Indebtedness and any other Indebtedness of any Loan Party or any of its Subsidiaries that is junior and ranks subordinate in right of payment to any of the Obligations of the Loan Parties hereunder and under the other Loan Documents unless (i) with the prior consent of the Administrative Agent (acting upon the direction of the Required Lenders) or (ii) the result of such waiver, amendment, supplement, modification, termination or release does not adversely affect the level of subordination of such Subordinated Indebtedness with respect to the Loans or otherwise materially and adversely affect the rights and remedies of the Lenders under the Loan Documents.

ARTICLE 7
Events of Default

Section 7.01 Events of Default. If any of the following events (“Events of Default”) shall occur:

(a)           the Loan Parties or the Parent shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)           the Loan Parties or the Parent shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c)           any representation or warranty made or deemed made by or on behalf of any Loan Party or the Parent in or in connection with this Agreement, any other Loan Document, or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement, any other Loan Document, or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect when made or deemed made;

(d)           any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, Section 5.03, Section 5.07(b), Section 5.08, Section 5.10, Section 5.12, Section 5.13, Section 5.15, Section 5.18, Section 5.20 or in Article 6;

(e)           any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to any Loan Party (which notice will be given at the request of any Lender);

(f)            any Loan Party, the Parent or any of their Subsidiaries shall fail to make any payment of principal or interest in respect of any Material Indebtedness that is outstanding, when and as the same shall become due and payable, and such failure shall continue after the applicable grace or notice period, if any, specified in the agreement or instrument evidencing or governing such Material Indebtedness;

(g)           any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (other than by a regularly scheduled required repayment or other payment); provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party, the Parent or any Subsidiary thereof or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the any Loan Party, the Parent or any Subsidiary thereof or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)            any Loan Party, the Parent or any Subsidiary thereof shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Subsidiary thereof or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)            any Loan Party, the Parent or any Subsidiary thereof shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)           one or more final non-appealable judgments for the payment of money in an aggregate amount in excess of (i) US$10,000,000 in the case of any Loan Party or any Subsidiary thereof or any combination thereof or (ii) US$35,000,000 in the case of the Parent or any Subsidiary thereof (other than the Loan Parties or their respective Subsidiaries) or any combination thereof, shall be rendered against any such Person (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding) and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party, the Parent or any Subsidiary thereof to enforce any such judgment;

(l)            (A) the Collateral Agent ceases to hold a valid and enforceable first priority Lien (subject to Permitted Encumbrances or Permitted Liens of the type described in Section 6.02(a), (c), (d), (e), (g), (i) and (j) or subject to Debtor Relief Laws) over any material portion of the Collateral or (B) any Security Document, once executed, delivered and, to the extent required by applicable law, registered or recorded, fails (including by reason of any failure to make or renew any registration thereof) to create upon such execution, delivery, registration and recordation a first priority lien (subject to Permitted Encumbrances or Permitted Liens of the type described in Section 6.02(a), (c), (d), (e), (g), (i) and (j) or subject to Debtor Relief Laws) in any material portion of the Collateral;

(m)           an ERISA Event shall have occurred that, in the reasonable opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect

(n)           any of the Loan Parties or any of their Subsidiaries becomes an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), or any of the Loan Parties becomes subject to any law regulating investments of, or fiduciary obligations with respect to, governmental plans (within the meaning of Section 3(32) of ERISA);

(o)           a Change in Control shall occur;

(p)           any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document, or purports in writing to revoke, terminate or rescind any Loan Document;

(q)           (i) any Loan Party that is a party to any E&P Agreement, O&M Agreement or Marketing Agreement shall default in any of its obligations under such agreement in a manner giving rise to a termination right of the counterparty to such agreement, and such default shall remain unremedied for thirty (30) days, (ii) any counterparty to any E&P Agreement, O&M Agreement or Marketing Agreement shall default in any of its obligations under such agreement in a manner giving rise to a termination right of a Loan Party or (iii) any E&P Agreement, O&M Agreement or Marketing Agreement shall at any time be suspended, revoked or terminated or for any reason cease to be valid and binding or in full force and effect (other than upon expiration in accordance with the terms thereof) if, in either case, the effect thereof has or would reasonably be expected to have a Material Adverse Effect; provided that, in the case of clauses (ii) and (iii) above, such occurrence shall not constitute an Event of Default under this Section 7.01(q) unless: (A) sixty (60) days have elapsed since the date of such default, suspension, revocation or termination (or, if a counterparty to an O&M Agreement shall default in any of its obligations under such agreement in a manner giving rise to a termination right of a Loan Party as described in clause (ii) above, and so long as the Loan Parties have used commercially reasonable efforts during such sixty (60) day period to enter into a Replacement Material Contract for such O&M Agreement, ninety (90) days) and (B) the applicable Loan Party has failed to enter into a Replacement Material Contract; or

(r)            any Loan Party or any counterparty shall amend, modify, supplement or alter any E&P Agreement, O&M Agreement or Marketing Agreement in a manner that would materially impair the rights of the Lenders under the Loan Documents.

Section 7.02 Remedies Upon an Event of Default. If an Event of Default occurs (other than an event with respect to any Loan Party described in Sections 7.01(h) or 7.01(i)), and at any time thereafter during the continuance of such Event of Default, each Agent may, as applicable, with the consent of the Required Lenders, and shall at the request of the Required Lenders, by notice to the Borrower, take any or all of the following actions, at the same or different times:

(a)           terminate the Commitments, and thereupon the Commitments shall terminate immediately;

(b)           declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of any Loan Party accrued hereunder and under any other Loan Document, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties; and

(c)           exercise, or, subject to the terms of the Intercreditor Agreement, direct the Collateral Agent to exercise, on behalf of itself and the other Secured Parties all rights and remedies available to it and the other Secured Parties under the Loan Documents and applicable law.

If an Event of Default described in Sections 7.01(h), Section 7.01(i) or Section 7.01(j)  occurs with respect to any Loan Party, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the any Loan Party accrued hereunder and under any other Loan Document including any break funding payment or prepayment premium, shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties.

Section 7.03 Application of Payments. Subject to the terms of the Intercreditor Agreement and notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, and notice thereof to the Administrative Agent by the Borrower or the Required Lenders:

(a)           all payments received on account of the Obligations shall, subject to Section 2.17, be applied by the Administrative Agent as follows:

(i)           first, to payment of that portion of the Obligations constituting fees, Taxes, costs, expenses, indemnities and other amounts payable to and incurred by each of the Agents (including fees and disbursements and other charges of counsel to the Agents payable under Section 10.03 and amounts pursuant to Section 2.09 payable to the Agents);

(ii)          second, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts payable to the Lenders (including fees and disbursements and other charges of counsel to the Lenders payable under Section 10.03) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (ii) payable to them;

(iii)         third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause (iii) payable to them;

(iv)         fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans;

(v)          fifth, to the payment in full of all other Obligations, in each case ratably among the Agents and the Lenders based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

(vi)          finally, the balance, if any, after all Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by law; and

(b)           if any amount remains on deposit as cash collateral, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE 8
AGENCY

Section 8.01 Authorization and Action. (a) (i) Each Lender hereby irrevocably appoints (x) GLAS USA LLC and its successors and assigns to serve as the administrative agent under the Loan Documents (y) GLAS Americas LLC and its successors and assigns to serve as the collateral agent under the Loan Documents and (z) JPMorgan Chase Bank, N.A. and its successors and assigns to serve as the calculation agent under the Loan Documents and each Lender authorizes each Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to such Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents and (ii) each Secured Party hereby irrevocably appoints the entity named as Collateral Agent in the heading of this Agreement and its successors and assigns to serve as collateral agent under the Loan Documents and Secured Party authorizes the Collateral Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Collateral Agent under such agreements and to exercise such powers as a reasonably incidental thereto. Without limiting the foregoing, each Secured Party hereby authorizes the Collateral Agent to execute and deliver, and to perform, its obligations under, each of the Loan Documents to which the Collateral Agent is a party, and to exercise all rights, powers and remedies that the Collateral Agent may have under such Loan Documents.

(b)           As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender; provided, however, that such Agent shall not be required to take any action that such Agent (or its counsel) believes (i) exposes it to liability unless such Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders with respect to such action or (ii) may lead such Agent to expend its own funds or (iii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that any Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Any reference in a Loan Document to an Agent providing approval or consent or making a request or direction, or to an item or a person being acceptable to, satisfactory to, to the satisfaction or approved by or specified by such Agent, or requiring certain steps or actions to be taken, or the Agent exercising its discretion to permit or waive any action, or Agent disagreeing with any calculation, are to be construed, unless otherwise specified, as references to such Agent taking such action or refraining from acting on the instructions of the Required Lenders, and reference in the Loan Documents to (i) an Agent, as the case may be, acting reasonably, (ii) a matter being in the reasonable opinion of an Agent, (iii) an Agent’s approval or consent not being unreasonably withheld or delayed or (iv) any document, report, confirmation or evidence being required to be reasonably satisfactory to an Agent, are to be construed, unless otherwise specified in the relevant Loan Document, as such Agent, as the case may be, acting on the instructions of the Required Lenders (and the Lenders hereby agree to act reasonably in circumstances where an Agent would otherwise be required to act reasonably if this Section 8.01(b) did not apply). Where an Agent is obliged to consult with any Loan Party under the terms of the Loan Documents, unless otherwise specified, the Required Lenders must instruct such Agent, as applicable, to consult with such Loan Party in accordance with the terms of the relevant Loan Document and such Agent must carry out that consultation in accordance with the instructions it receives from the Required Lenders or the Lenders, as the case may be. Each Agent, as the case may be, should be under no obligation to determine the reasonableness of such circumstances or whether in giving such instructions the Lenders or Required Lenders (as applicable) are acting in a reasonable manner. Except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose, and no Agent shall be liable for the failure to disclose, any information relating to the Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require any Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers. No Agent shall be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Furthermore, no Agent shall have an independent obligation to monitor the Borrower.

(c)           In performing its functions and duties hereunder and under the other Loan Documents, each Agent is acting solely on behalf of the Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:

(i)           no Agent assumes, and no Agent shall be deemed to have assumed, any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to an Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against any Agent based on an alleged breach of fiduciary duty by any Agent in connection with this Agreement and/or the transactions contemplated hereby;

(ii)          nothing in this Agreement or any Loan Document shall require any Agent to account to any Lender for any sum or the profit element of any sum received by such Agent for its own account;

(iii)          no Agent shall be obligated to calculate any premium, penalty, or break funding payment;

(iv)          money held by any Agent in trust hereunder need not be segregated from other funds except to the extent required by law; and

(v)          no Agent shall be under any liability for interest on any money received by it hereunder except as otherwise agreed in writing;

(vi)         each Lender, by accepting the benefits of the Loan Documents, hereby waives and agrees not to assert any claim against any Agent based on the roles, duties and legal relationships expressly disclaimed above; and

(vii)        no Agent shall have any duty or responsibility except those expressly set forth herein and in the other Loan Documents.

(d)           Each Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of any Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. No Agent shall be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(e)           The Arranger shall not have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

(f)            In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, each Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether such Agent shall have made any demand on any Loan Party) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Agents (including any claim under Sections 2.09, 2.10, 2.12, 2.14 and 10.03) allowed in such judicial proceeding; and

(ii)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender to make such payments to such Agent and, in the event that such Agent shall consent to the making of such payments directly to the Lenders, to pay to such Agent any amount due to it under the Loan Documents (including under Section 10.03). Nothing contained herein shall be deemed to authorize any Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize any Agent to vote in respect of the claim of any Lender in any such proceeding.

(g)           The provisions of this Article are solely for the benefit of Agent and the Lenders, and, except solely to the extent of any Loan Party’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Loan Parties or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions.

Section 8.02 Administrative Agent’s Reliance, Limitation of Liability, Etc. (a) No Agent nor any Agent’s Related Parties shall be (i) liable for any action taken or omitted to be taken by such party, any Agent or any Agent’s Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the relevant Agent shall determine to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with such Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Loan Party to perform its obligations hereunder or thereunder.

(b)           No Agent shall be deemed to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 5.02 unless and until written notice thereof stating that it is a “Notice under Section 5.02” in respect of this Agreement and identifying the specific clause under said Section is given to such Agent by the Borrower, or (ii) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to each Agent by the Borrower or a Lender. Further, no Agent shall be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with any Loan Document, (B) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (D) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (E) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the relevant Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the relevant Agent or (F) the creation, perfection or priority of any Liens on the Collateral. Notwithstanding anything herein to the contrary, no Agent shall be liable for, or be responsible for any Liabilities, costs or expenses suffered by the Borrower, any Subsidiary, any Lender as a result of, any determination of the outstanding Loans, any of the component amounts thereof or any portion thereof attributable to each Lender.

(c)           Without limiting the foregoing, each Agent (i) may treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 10.04, (ii) may rely on the Register to the extent set forth in Section 10.04(b), (iii) may consult with legal counsel (including counsel to the Loan Parties), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, may presume that such condition is satisfactory to such Lender unless such Agent shall have received notice to the contrary from such Lender sufficiently in advance of the making of such Loan and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

(d)           No Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Required Lenders.

(e)           No Agent shall be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, any act or provision of any present or future law or regulation or governmental authority; acts of God; earthquakes; fires; floods; wars; terrorism; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; or the unavailability of a Federal Reserve Bank wire or telex or other wire or communication facility.

(f)           No Agent shall be responsible for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency, ownership, transferability or value of any Collateral, written instructions or other documents in connection therewith, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document. Notwithstanding anything herein to the contrary, no Agents shall have any responsibility for the preparation, filing or recording of any instrument, document or financing statement or for the perfection or maintenance of any security interest created hereunder. No Agent shall have any obligation to insure any of the Collateral, to require any other person to maintain any insurance, to verify any person or third party’s obligation to arrange or maintain insurance or to otherwise monitor the status or sufficiency of any insurance on any Collateral. No Agent shall be responsible for any loss which may be suffered by any person as a result of the lack of or inadequacy of any insurance on any Collateral.

Section 8.03 Posting of Communications. (a) The Loan Parties agree that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders by posting the Communications on any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b)           Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and the Loan Parties acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders and the Loan Parties hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c)           THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, THE ARRANGER OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR ANY AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

(d)           Each Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e)           Each of the Lenders and the Loan Parties agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f)            Nothing herein shall prejudice the right of any Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 8.04 [Reserved]

Section 8.05 Successor Agent. (a) Each Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders and the Borrower, whether or not a successor Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which (i) in the case of the Administrative Agent and the Collateral Agent shall be a bank with an office in New York, New York or an Affiliate of any such bank and (ii) in the case of the Calculation Agent shall be an independent engineering firm of internationally recognized standing with substantial experience in evaluating and analyzing oil and gas reserve reports. In either case, such appointment shall be subject to the prior written approval of the Loan Parties (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Agent by a successor Agent, such successor Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent. Upon the acceptance of appointment as Agent by a successor Agent, the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Agent’s resignation hereunder as Agent, the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Agent under the Loan Documents.

(b)           Notwithstanding paragraph (a) of this Section, in the event no successor Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its intent to resign, the retiring Agent may give notice of the effectiveness of its resignation to the Lenders and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Agent for the account of any Person other than the Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Agent shall directly be given or made to each Lender. Following the effectiveness of the Agent’s resignation from its capacity as such, the provisions of this Article and Section 10.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

Section 8.06 Acknowledgements of Lender. (a) Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender, in each case in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon any Agent, the Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender also acknowledges that it will, independently and without reliance upon any Agent, the Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b)           Each Lender, by delivering its signature page to this Agreement on the Closing Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, any Agent or the Lenders on the Closing Date.

(c)           (i) If any Agent notifies a Lender or any Person who has received funds on behalf of a Lender (any such Lender or other recipient, individually and collectively, a “Payment Recipient”) that any Agent has determined in its sole discretion that any funds received by such Payment Recipient from any Agent or any of its Affiliates (whether or not known to such Payment Recipient) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, an “Erroneous Payment”) were erroneously transmitted to such Payment Recipient (whether or not known to such Payment Recipient), and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of relevant Agent pending its return or repayment as contemplated below in this Section 8.06 and held in trust for the benefit of Administrative Agent, such Payment Recipient shall promptly, but in no event later than one Business Day thereafter, return to the relevant Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the relevant Agent at the greater of the NYFRB Rate and a rate determined by the relevant Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Payment Recipient shall not assert, and hereby waives, as to the relevant Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the relevant Agent for the return of any Erroneous Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of any Agent to any Payment Recipient under this Section 8.06(c) shall be conclusive, absent manifest error.

(ii)          Each Payment Recipient hereby further agrees that if it receives an Erroneous Payment from any Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by any Agent (or any of its Affiliates) with respect to such Erroneous Payment (an “Erroneous Payment Notice”) or (y) that was not preceded or accompanied by an Erroneous Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Erroneous Payment. Each Payment Recipient agrees that, in each such case, or if it otherwise becomes aware an Erroneous Payment (or portion thereof) may have been sent in error, such Payment Recipient shall promptly notify the relevant Agent of such occurrence and, upon demand from the relevant Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the relevant Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the relevant Agent at the NYFRB Rate.

(iii)         In the event that an Erroneous Payment (or portion thereof) is not recovered by an Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon an Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments ) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the relevant Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the relevant Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which an Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the relevant Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the relevant Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the relevant Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the relevant Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the relevant Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(iv)        Subject to Section 10.04 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), an Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the relevant Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the relevant Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the relevant Agent) and (y) may, in the sole discretion of the relevant Agent, be reduced by any amount specified by the relevant Agent in writing to the applicable Lender from time to time.

(v)         The parties hereto agree that (x) irrespective of whether an Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the relevant Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, to the rights and interests of such Lender) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the relevant Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; provided that this Section 8.06(c) shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by an Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the relevant Agent from the Borrower for the purpose of making such Erroneous Payment.

(vi)         To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the relevant Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(vii)        Each party’s obligations under this Section 8.06(c) shall survive the resignation or replacement of the any Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

Section 8.07 Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Collateral Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)           such Lender is not using “plan assets” (within the meaning of Section 4(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement.

(ii)          the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)         (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)         such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent and such Lender.

(b)           In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) such Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, each Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, the Collateral Agent or any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by any Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

Section 8.08 Intercreditor Agreement. Each of the Lenders (a) acknowledges that it has received a copy of the Intercreditor Agreement, (b) agrees that it will be bound by the terms thereof as if such Person was a signatory thereto and will take no actions contrary to the provisions thereof, and (c) irrevocably authorizes and instructs the Administrative Agent and the Collateral Agent to enter into the Intercreditor Agreement as the Administrative and the Collateral Agent and on behalf of such Person. Each of the Lenders hereby agrees that the Administrative Agent and the Collateral Agent may take such actions on its behalf as is contemplated by the terms of the Intercreditor Agreement.

ARTICLE 9
Guaranty

Section 9.01 Guaranty.

(a)           For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Guarantor jointly and severally hereby unconditionally and irrevocably Guarantees the full and punctual payment and performance (whether at stated maturity, upon acceleration or otherwise) of all Obligations, in each case as primary obligor and not merely as surety and with respect to all such obligations howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.

(b)           All payments made by each Guarantor under this Article 9 shall be payable in the manner required for payments by the Borrower hereunder.

Section 1.01 Guaranty Unconditional. The obligations of each Guarantor under this Article 9 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a)           any extension, renewal, settlement, compromise, waiver or release in respect of any obligation(s) of any Loan Party under the Loan Documents and/or any Commitment(s) under the Loan Documents, by operation of law or otherwise (other than with respect to any such extension, renewal, settlement, compromise, waiver or release agreed in accordance with the terms hereunder as expressly applying to the obligations of each Guarantor under this Article 9);

(b)           any modification, amendment or novation of or supplement to this Agreement or any other Loan Document or any of the obligations contained herein or therein (other than with respect to any modification, amendment, novation or supplement agreed in accordance with the terms hereunder as expressly applying to the obligations of each Guarantor under this Article 9);

(c)           any change in the legal existence, structure or ownership of any Loan Party or any other Person, or any event of the type described in Section 7.01(h), (i) or (j) or with respect to any Person;

(d)           the existence of any claim, set-off or other rights that any Guarantor may have at any time against any Loan Party nor any other Person, whether in connection herewith or with any unrelated transactions;

(e)           any invalidity or unenforceability relating to or against any Loan Party for any reason of any Loan Document, or any provision of applicable law purporting to prohibit the performance by any Loan Party of any of its obligations under the Loan Documents (other than any such invalidity or unenforceability with respect solely to the obligations of each Guarantor under this Article 9); or

(f)            any other act or omission to act or delay of any kind by any Loan Party or any other Person or any other circumstance whatsoever that might, but for the provisions of this Section 9.02, constitute a legal or equitable discharge of the obligations of any Loan Party under the Loan Documents.

Section 9.02 Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances. The obligations of each Guarantor hereunder shall remain in full force and effect until the Borrower’s obligations under the Loan Documents (other than contingent indemnification obligations so long as no claim or demand for indemnification then exists or has then been made) shall have been paid or otherwise performed in full and all of the Commitments shall have terminated (at which point this Guaranty shall terminate and the Guarantors shall have no obligation hereunder). If at any time any payment made under this Agreement or any other Loan Document is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, reorganization or similar event of any Loan Party or any other Person or otherwise, then the obligations of such Guarantor hereunder with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.

Section 9.03 Waiver by each Guarantor.

(a)           Each Guarantor hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable law: (i) notice of acceptance of the Guaranty provided in this Article 9 and notice of any liability to which this Guaranty may apply, (ii) all notices that may be required by applicable law or otherwise to preserve intact any rights of any Secured Party against any Loan Party, including any demand, presentment, protest, proof of notice of non-payment, notice of any failure on the part of any Loan Party to perform and comply with any covenant, agreement, term, condition or provision of any agreement and any other notice to any other party that may be liable in respect of the obligations Guaranteed hereby (including any Loan Party) except any of the foregoing as may be expressly required hereunder, (iii) any right to the enforcement, assertion or exercise by any Secured Party of any right, power, privilege or remedy conferred upon such Person under the Loan Documents or otherwise, and (iv) any requirement that any Secured Party exhaust any right, power, privilege or remedy, or mitigate any damages resulting from a default, under any Loan Document.

(b)           Each Guarantor agrees and acknowledges that the Administrative Agent and each holder of any guaranteed Obligations may demand payment of, enforce and recover from any Guarantor or any other Person obligated for any or all of such guaranteed Obligations in any order and in any manner whatsoever, without any requirement that the Administrative Agent or such holder seek to recover from any particular Guarantor or other Person first or from any Guarantors or other Persons pro rata or on any other basis.

Section 9.04 Subrogation. Upon a Guarantor making any payment under this Article 9, such Guarantor shall be subrogated to the rights of the payee against the Borrower with respect to such obligation; provided that such Guarantor shall not enforce any payment by way of subrogation, indemnity, contribution or otherwise, or exercise any other right, against any Loan Party (or otherwise benefit from any payment or other transfer arising from any such right) so long as any obligations under the Loan Documents (other than ongoing but not yet incurred indemnity obligations) remain unpaid and/or unsatisfied.

Section 9.05 Stay of Acceleration. If acceleration of the time for payment of any amounts payable under the Loan Documents is stayed due to any event described in Section 7.01(h), (i) or (j), then all such amounts otherwise subject to acceleration under this Agreement shall nonetheless be payable by each Guarantor hereunder immediately upon demand by the Administrative Agent (acting at the direction of the Required Lenders).

ARTICLE 10
Miscellaneous

Section 10.01 Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 10.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, or sent by email or electronic mail, as follows:

(i)           if to any Loan Party, to it in care of the Borrower at:

c/o Gran Tierra Energy Colombia GmbH
Pilatusstrasse 41, Luzern 6003, Switzerland
Attention: Stefan Smit
Telephone:+41 41 725 0570
Email: legalnotices@grantierra.com

(ii)           if to the Administrative Agent, to:

GLAS USA LLC
3 Second Street, Suite 206
Jersey City, NJ 07311
Attention: Tarik Johnson
Telephone: 201 839 220
Email: tmgus@glas.agency

(iii)          if to the Collateral Agent, to:

GLAS Americas LLC
3 Second Street, Suite 206
Jersey City, NJ 07311
Attention: Tarik Johnson
Telephone: 201 839 2200
Email: tmgus@glas.agency

(iv)         if to the Calculation Agent, to the address and other information of the Administrative Agent; and

(v)          if to any Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)           Notices and other communications to the Borrower, any Loan Party, the Lenders or any Agent hereunder may be delivered or furnished by using an Approved Electronic Platform pursuant to procedures approved by the Administrative Agent (at the direction of the Required Lenders); provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in their respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)           All notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, (ii) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (iii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (ii), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (ii) and (iii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(d)           Any party hereto may change its address, telephone number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto.

Section 10.02 Waivers; Amendments. (a) No failure or delay by any Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 10.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether any Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)           Subject to Section 2.11(b) and (c) and Section 10.02(c), neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Loan Parties and the Required Lenders or by the Loan Parties and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall:

(i)           increase the Commitment of any Lender without the written consent of such Lender,

(ii)          reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby,

(iii)         postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender; provided that (A) any interest accrued pursuant to Section 2.10(b) and (B) any mandatory prepayment required by Section 2.08(b) may be postponed or waived with the consent of the Required Lenders,

(iv)         change Section 2.05(c), 2.15(b) or 2.15(c) in a manner that would alter the ratable reduction of Commitments or the pro rata sharing of payments required thereby, without the written consent of each Lender,

(v)         change the payment waterfall provisions of Sections 2.17(b) or 7.03 without the written consent of Lenders having more than 75.0% of the aggregate principal amount of the Loans then outstanding or, if the first Borrowing has not been made, more than 75.0% of the aggregate amount of the Commitments,

(vi)         release all or substantially all of the Collateral in any transaction or series of related transactions (other than as expressly permitted by the Security Documents), in each case without the written consent of Lenders having more than 75.0% of the aggregate principal amount of the Loans then outstanding or, if the first Borrowing has not been made, more than 75.0% of the aggregate amount of the Commitments; or

(vii)        change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of Lenders having more than 75.0% of the aggregate principal amount of the Loans then outstanding or, if the first Borrowing has not been made, more than 75.0% of the aggregate amount of the Commitments;

provided further that no such agreement shall amend, waive, modify or otherwise affect the rights or duties of the Agents hereunder without the prior written consent of the applicable Agent.

(c)           If the Administrative Agent and the Loan Parties acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Loan Parties shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.

(d)           The Lenders and the other Secured Parties hereby irrevocably authorize the Collateral Agent, at the written request of the Borrower, to release any Liens granted to the Collateral Agent by the Loan Parties to the extent such release is authorized by this Agreement or any other Loan Document. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery by the Collateral Agent of documents in connection with any such release shall be without recourse to or warranty by the Collateral Agent.

Section 10.03 Expenses; Limitation of Liability; Indemnity, Etc.

(a)           Expenses. Each Loan Party and the Parent, jointly and severally, agrees to pay (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent and the Collateral Agent, the Lenders and their Affiliates, but, in respect of legal expenses, limited to the reasonable and documented fees, charges and disbursements of no more than (x) one New York counsel for the Administrative Agent and the Collateral Agent and (y) (A) one New York counsel for the Calculation Agent and the Lenders and (B) one counsel in Colombia, Switzerland or any other applicable jurisdiction (other than New York) for the Arrangers, the Agents and the Lenders, taken as a whole and (ii) all out-of-pocket expenses incurred by any Agent or any Lender, including the fees, charges and disbursements of no more than (x) one New York counsel for the Administrative Agent and the Collateral Agent, (y) one New York counsel for the Calculation Agent and the Lenders, taken as a whole and (y) one counsel in Colombia, Switzerland or any other applicable jurisdiction (other than New York) for the Arrangers, the Agents and the Lenders, taken as a whole in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)           Limitation of Liability. To the extent permitted by applicable law (i) neither the Borrower, any other Loan Party or the Parent shall assert, and the Borrower, each other Loan Party and the Parent hereby waives, any claim against any Agent, any Arranger and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet), and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof; provided that, nothing in this Section 10.03(b) shall relieve the Borrower, each Loan Party or the Parent of any obligation it may have to indemnify an Indemnitee, as provided in Section 10.03(c), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(c)           Indemnity. Each Loan Party and the Parent, jointly and severally, agrees to indemnify each Agent, each Arranger, each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities and related expenses, including the fees, out-of-pocket charges and disbursements of each outside counsel for the relevant Indemnitees (in accordance with Section 10.03(a)), taken as a whole (and in the case of a conflict of interest, one additional counsel for each group of affected Indemnitees similarly situated, taken as a whole), incurred by or asserted against any Indemnitee by any third party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, (ii) the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party, the Parent or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party, the Parent or any of its Subsidiaries, or (iv) any actual or prospective Proceeding relating to any of the foregoing, whether or not such Proceeding is brought by the Borrower or any other Loan Party or the Parent or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities or related expenses are (A) determined by a court of competent jurisdiction by final and non-appealable judgment (1) to have resulted from the gross negligence or willful misconduct of such Indemnitee (including any Related Party of such Indemnitee) or (2) to have resulted from a claim brought by the Borrower or any other Loan Party or the Parent against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Documents; or (B) resulting from a dispute or Proceeding solely between or among Indemnitees that does not involve any action or omission by the Borrower or any of its Affiliates. This Section 10.03(c) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(d)           Lender Reimbursement. Each Lender severally agrees to pay any amount required to be paid by the Borrower under paragraphs (a), (b) or (c) of this Section 10.03 to each Agent and each Related Party of each Agent (each, an “Agent-Related Person”) (to the extent not reimbursed by the Loan Parties and without limiting the obligation of the Loan Parties to do so), ratably according to their respective Applicable Percentage in effect on the date on which such payment is sought under this Section (or, if such payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date), and agrees to indemnify and hold each Agent-Related Person harmless from and against any and all Liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that the unreimbursed expense or Liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such; provided further that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted primarily from such Agent-Related Person’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(e)           Payments. All amounts due under this Section 10.03 shall be payable promptly after written demand therefor.

Section 10.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Loan Party or the Parent may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Loan Party or the Parent without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.04 (and any other attempted assignment or transfer by any Lender shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby), Participants (to the extent provided in paragraph (c) of this Section 10.04) and, to the extent expressly contemplated hereby, the Related Parties of each of Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           (i) Subject to the conditions set forth in Section 10.04(b)(ii), any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)          the Borrower; provided that, the Borrower shall be deemed to have consented to an assignment of all or a portion of the Loans and Commitments unless it shall have objected thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; provided further that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender which is a Qualifying Bank or, if an Event of Default has occurred and is continuing, any other assignee (other than an Ineligible Institution); and

(B)           the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender (other than a Defaulting Lender) with a Commitment immediately prior to giving effect to such assignment;

(ii)          Assignments by the Lenders shall be subject to the following additional conditions:

(A)          except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than US$5,000,000 and integral multiples of US$1,000,000 thereof unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)           the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of US$3,500; and

(D)          the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(iii)         Subject to acceptance and recording thereof pursuant to Section 10.04(b)(iv), from and after the Closing Date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13 and 10.03; provided that except to the extent expressly agreed by the affected parties, no such assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from the Lender having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.04(c).

(iv)         The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Schedule I and, upon written request, forward a copy of such revised Schedule I to the Parent, each Loan Party and each Lender.

(v)         Upon its receipt of (A) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (B) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, (C) the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), (D) the processing and recordation fee referred to in Section 10.04(b) and (E) any written consent to such assignment required by Section 10.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04, 2.15 or 10.03(d), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)           Any Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; (iii) the Borrower, each Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement; (iv) the relationship between the Lender and the Participant is that of a debtor and creditor (including during the bankruptcy or similar event affecting the Lender or a Loan Party); (v) the Participant has no proprietary interest in the benefit of this Agreement or in any monies received by the Lender under or in relation to this Agreement; and (vi) the Participant under no circumstances will be subrogated to, or substituted in respect of, the Lender’s claims under this Agreement or otherwise have any contractual relationship with, or rights against, a Loan Party under or in relation to this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.03(c) with respect to any payments made by such Lender to its Participant(s). Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that adversely affects such Participant and for which such Lender has a consent right. In addition, such agreement must provide that the Participant be bound by the provisions of Section 10.03. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 (subject to the requirements and limitations therein, including the requirements under Section 2.14(f) (it being understood that the documentation required under Section 2.14(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.04(b); provided that such Participant (A) agrees to be subject to the provisions of Section 2.16 as if it were an assignee under Section 10.04(b); and (B) shall not be entitled to receive any greater payment under Section 2.12 or Section 2.14, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.16(b) with respect to any Participant. To the extent permitted by law, each Participant shall also be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.15(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, no Agent shall have any responsibility for maintaining a Participant Register.

(d)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a United States Federal Reserve Bank, and this Section 10.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall (i) release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto and (ii) require any payments to be made by a Loan Party or the Parent or grant to any Person any more extensive rights than those required to be made or granted to the relevant Lender under the Loan Documents, and further provided that any such charge, assignment or other security shall provide that upon any enforcement thereof, any resulting assignment, transfer, or sub-participation of any such rights under the Loan Documents shall be made in accordance with Section 10.04(b).

(e)           Notwithstanding any other provisions of this Section 10.04, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require any Loan Party or the Parent to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.

Section 10.05 Survival. All covenants, agreements, representations and warranties made by any Loan Party herein and in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Section 2.12, Section 2.13, Section 2.14 and Section 10.03 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the Commitments or the termination of this Agreement or any provision hereof.

Section 10.06 Counterparts; Integration; Effectiveness; Electronic Execution. (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to any Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b)           Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 10.01(a)), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower, any other Loan Party or the Parent without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower, each Loan Party and the Parent hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Collateral Agent, the Lenders, the Borrower, the Loan Parties and the Parent, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) the Administrative Agent, the Collateral Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against any Lender-Related Person for any Liabilities arising solely from any Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower, any Loan Party or the Parent to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Section 10.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and other obligations at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of any Loan Party or the Parent against any and all of the obligations of any Loan Party or the Parent now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party or the Parent, as applicable, may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so setoff shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Collateral Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Loan Parties, the Parent and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a)           This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tor or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated thereby, including the validity, interpretation, construction, breach, enforcement or termination hereof or thereof, shall be governed by, and construed in accordance with, the law of the State of New York.

(b)           Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against any Agent or any of its Related Parties may only) be heard and determined in such Federal (to the extent permitted by law) or New York State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall (i) affect any right that any Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower, the Parent, any Loan Party or its properties in the courts of any jurisdiction or (ii) waive any statutory, regulatory, common law, or other rule, doctrine, legal restriction, provision or the like providing for the treatment of bank branches, bank agencies, or other bank offices as if they were separate juridical entities for certain purposes, including UCC Sections 4-106, 4-A-105(1)(b), and 5-116(b), UCP 600 Article 3 and ISP98 Rule 2.02, and URDG 758 Article 3(a).

(c)            Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Each Loan Party hereby irrevocably and unconditionally (i) agrees that service of all writs, process and summonses in any such suit, action or proceeding brought in the State of New York may be made upon Law Debenture Corporate Services Inc., located as of the date hereof at 420 Lexington Avenue, Suite 901, New York, NY 10170 (the “Process Agent”) and each Loan Party hereby confirms and agrees that the Process Agent has been duly and irrevocably appointed as its respective agent to accept such service for a period ending on the date falling at least six (6) months after the Maturity Date of any and all such writs, processes and summonses, and agrees that the failure of the process agent to give any notice of any such service of process to the Loan Parties shall not impair or affect the validity of such service or of any judgment based thereon. If the Process Agent shall cease to serve as agent for the Loan Parties to receive service of process hereunder, the Loan Parties shall immediately appoint a successor agent satisfactory to the Administrative Agent (acting at the direction of the Required Lenders), and failing such appointment within fifteen (15) days, the Administrative Agent (acting at the direction of the Required Lenders) is entitled to appoint such a person by notice to the Loan Parties. Each Loan Party hereby further consents to the service of process in any suit, action or proceeding by the mailing thereof by the Administrative Agent by registered or certified mail, postage prepaid, at its notice address set forth in this Agreement, and (ii) agrees that nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by applicable law, or shall limit the right to sue in any other jurisdiction.

(d)           Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 10.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12 Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and its and their respective directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; provided that, in the case of clause (b) and this clause (c), (i) it shall promptly notify the Borrower, to the extent practicable and otherwise permitted by applicable law (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority) and (ii) it shall use commercially reasonable efforts to seek to obtain confidential treatment of such Information, provided, further, that it shall not be liable for failure to obtain confidential treatment, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder or under any other Loan Document, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) on a confidential basis to (i) any rating agency in connection with rating the Loan Parties or any of its Subsidiaries or the credit facilities provided for herein or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of identification numbers with respect to the credit facilities provided for herein, (h) with the consent of the Borrower or (i) to the extent such Information becomes (A)  publicly available other than as a result of a breach of this Section or (B) available to the Administrative Agent or any Lender on a non-confidential basis from a source other than any Loan Party or the Parent. For the purposes of this Section 10.12, “Information” means all information received from any Loan Party or the Parent relating to any Loan Party or the Parent or their business, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by any Loan Party or the Parent and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from any Loan Party or the Parent after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.13 Material Non-Public Information. (a) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 10.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER, ANY OTHER LOAN PARTY OR THE PARENT AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(b)           ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER, ANY OTHER LOAN PARTY OR THE PARENT OR ANY AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE LOAN PARTIES, THE PARENT AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND EACH AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 10.14 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender.

Section 10.15 No Fiduciary Duty, etc. (a) Each Loan Party and the Parent acknowledges and agrees, and acknowledges their Subsidiaries’ understanding, that no Secured Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Secured Party is acting solely in the capacity of an arm’s length contractual counterparty to such Loan Party or the Parent with respect to the Loan Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, any Loan Party, the Parent or any other person. Each Loan Party and the Parent agrees that it will not assert any claim against any Secured Party based on an alleged breach of fiduciary duty by such Secured Party in connection with this Agreement and the transactions contemplated hereby. Additionally, each Loan Party and the Parent acknowledges and agrees that no Secured Party is advising any Loan Party or the Parent as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. Each Loan Party and the Parent shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated herein or in the other Loan Documents, and the Secured Parties shall have no responsibility or liability to any Loan Party or the Parent with respect thereto.

(b)           Each Loan Party and the Parent further acknowledges and agrees, and acknowledges their Subsidiaries’ understanding, that each Secured Party, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Secured Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, any Loan Party, the Parent and other companies with which any Loan Party or the Parent may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Secured Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

(c)           In addition, each Loan Party and the Parent acknowledges and agrees, and acknowledges their Subsidiaries’ understanding, that each Secured Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which any Loan Party or the Parent may have conflicting interests regarding the transactions described herein and otherwise. No Secured Party will use confidential information obtained from any Loan Party or the Parent by virtue of the transactions contemplated by the Loan Documents or its other relationships with any Loan Party or the Parent in connection with the performance by such Secured Party of services for other companies, and no Secured Party will furnish any such information to other companies. Each Loan Party and the Parent also acknowledges that no Secured Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to any Loan Party or the Parent, confidential information obtained from other companies.

Section 10.16 USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act of 2001 (the “Patriot Act”) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties and the Parent, which information includes the name and address of the Loan Parties and the Parent and other information that will allow such Lender to identify the Loan Parties and the Parent in accordance with the Patriot Act.

Section 10.17 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)           the effects of any Bail-In Action on any such liability, including, if applicable:

(i)           a reduction in full or in part or cancellation of any such liability;

(ii)          a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)         the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 10.18 Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Hydrocarbon Hedge Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties hereto acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)           In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)           In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

Section 10.19 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Loan Party or the Parent in respect of any such sum due from it to the Administrative Agent, the Collateral Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent, the Collateral Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent, the Collateral Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the relevant Agent or any Lender from each Loan Party or the Parent in the Agreement Currency, each Loan Party and the Parent agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Agent or such Lender, as the case may be, against such loss.

Section 10.20 Waiver of Immunity. EACH LOAN PARTY AND THE PARENT AGREES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THAT IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT ANYWHERE (WHETHER FOR AN INJUNCTION, SPECIFIC PERFORMANCE, DAMAGES OR OTHERWISE), NO IMMUNITY (TO THE EXTENT THAT IT MAY AT ANY TIME EXIST) FROM THOSE PROCEEDINGS, FROM ATTACHMENT (WHETHER IN AID OF EXECUTION, BEFORE JUDGMENT OR OTHERWISE), OR FROM JUDGMENT SHALL BE CLAIMED BY IT OR ON ITS BEHALF OR WITH RESPECT TO ITS ASSETS. EACH LOAN PARTY AND THE PARENT AGREES THAT THE FOREGOING WAIVER SHALL HAVE THE FULLEST EXTENT PERMITTED UNDER THE FOREIGN SOVEREIGN IMMUNITIES ACT OF 1976 OF THE UNITED STATES AND IS INTENDED TO BE IRREVOCABLE AND NOT SUBJECT TO WITHDRAWAL FOR PURPOSES OF SUCH ACT.

Section 10.21 English Language. This Agreement and all other Loan Documents (other than the Colombian Security Documents and the Notes) shall be in the English language. All documents, certificates, reports or notices to be delivered or communications to be given or made by any party hereto pursuant to the terms of this Agreement or any other Loan Document (other than the Colombian Security Documents and the Notes) shall be in the English language or, if originally written in another language, shall be accompanied by an accurate English translation certified by a Responsible Officer of the Borrower upon which the other parties hereto shall have the right to rely for all purposes of this Agreement and the other Loan Documents.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

GRAN TIERRA ENERGY COLOMBIA GMBH, as Borrower

By:	/s/ Stefan Smit
	Name:	Stefan Smit
	Title:	President of the Management

GUARANTORS

GRAN TIERRA ENERGY INC., as Guarantor

By:	/s/ Ryan Ellson
	Name:	Ryan Ellson
	Title:	Executive Vice President and Chief Financial Officer

GRAN TIERRA ENERGY CI GMBH, as Guarantor

By:	/s/ Stefan Smit
	Name:	Stefan Smit
	Title:	President of the Management

GRAN TIERRA OPERATIONS COLOMBIA GMBH, as Guarantor

By:	/s/ Stefan Smit
	Name:	Stefan Smit
	Title:	President of the Management

Signature Page
Gran Tierra Credit Agreement

GLAS USA LLC, as Administrative Agent

By:	/s/ Tarik Johnson
	Name:	Tarik Johnson
	Title:	Assistant Vice President

GLAS AMERICAS LLC, as Collateral Agent

By:	/s/ Tarik Johnson
	Name:	Tarik Johnson
	Title:	Assistant Vice President

JPMORGAN CHASE BANK, N.A., as Calculation Agent

By:	/s/ Christophe Vohmann
	Name:	Christophe Vohmann
	Title:	Managing Director

Signature Page
Gran Tierra Credit Agreement

LENDERS

BANCOLOMBIA (PANAMÁ) S.A.

By:	/s/ Victor Villaquirán Idrobo
	Name:	Victor Villaquirán Idrobo
	Title:	Gerente General

JPMORGAN CHASE BANK, N.A.

By:	/s/ Christophe Vohmann
	Name:	Christophe Vohmann
	Title:	Managing Director

TRAFIGURA PTE LTD.,

By:	/s/ Javier Montero
	Name:	Javier Montero
	Title:	Authorised Attorney

By:	/s/ Mattieu Milandri
	Name:	Mattieu Milandri
	Title:	Authorised Attorney

TOWERBANK INTERNATIONAL, INC.

By:	/s/ Monica Vial
	Name:	Monica Vial
	Title:	Senior Vicepresident

By:	/s/ Vielka de Goncálves
	Name:	Vielka de Goncálves
	Title:	Manager Credit Administration

Signature Page
Gran Tierra Credit Agreement